Exhibit 2.1

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SALE AND PURCHASE AGREEMENT

BY AND BETWEEN

AURA CAPITAL OY

AND

INDIVIDUAL SHARE SELLERS

AS SHARE SELLERS,

AND

INDIVIDUAL OPTION SELLERS

AS SHARE OPTION SELLERS,

AND

SILICON LABORATORIES INTERNATIONAL PTE. LTD.

AS PURCHASER OF

THE SHARES, SHARE OPTIONS AND CAPITAL LOANS IN

BLUEGIGA TECHNOLOGIES OY

30 JANUARY 2015

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TABLE OF CONTENTS

LIST OF APPENDICES	4
BACKGROUND	5
DEFINITIONS	6
1. SALE AND PURCHASE	14
1.1 Object	14
2. DELIVERY AND TRANSFER OF TITLE	15
3. PURCHASE PRICE	15
3.1 Purchase Price	15
3.2 Payment of the Aggregate Initial Share and Option Payment in respect of the Share Options	16
3.3 Escrow Arrangement	16
3.4 Leakage	17
4. CLOSING	17
4.1 Deliveries at Closing	17
5. REPRESENTATIONS AND WARRANTIES OF SELLER	18
5.1 General	18
5.2 Title and Corporate Authorization	18
5.3 The Company and the Shares	19
5.4 The Subsidiaries	20
5.5 Corporate Records and Documents	21
5.6 Accounts and Assets	21
5.7 Material Agreements	22
5.8 Intellectual Property	23
5.9 Employment, Employee Benefits and Labor Matters	34
5.10 Compliance with Laws and Permits, Environmental Matters	35
5.11 Insurance	36
5.12 Transactions with Related Persons	37
5.13 Accounts Receivables	37
5.14 Restrictions on Business Activities	37
5.15 Product Liability	38
5.16 Customers and Suppliers	38
5.17 Transaction Costs	38
5.18 Taxes	38
5.19 Litigation	39
5.20 Claims	39
5.21 Inventory	40
5.22 Ordinary Course of Business	40

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5.23 Sanctions	41
5.24 Information	41
6. REPRESENTATIONS AND WARRANTIES OF PURCHASER	41
6.1 Corporate Authorization	41
7. SELLERS’ WARRANTY LIABILITY	42
7.1 Warranty Indemnification	42
7.2 Limitation of Warranty Indemnification	42
7.3 Third Party Claims	43
7.4 Appropriation of Escrow Amount, right of recourse among Sellers	44
7.5 Essential Term	44
8. SPECIFIC INDEMNIFICATION	44
9. ADDITIONAL UNDERTAKINGS	46
9.1 Resignations	46
9.2 Confidentiality and Publicity	46
9.3 Non-Competition and Non-Solicitation Undertaking	47
9.4 Related Agreements	48
9.5 Release of Claims	48
10. MISCELLANEOUS	48
10.1 Designation and authorization of Sellers’ Representative	48
10.2 Notices	49
10.3 Assignment	50
10.4 Transfer Tax	50
10.5 Costs	50
10.6 Drafting and Interpretation	50
10.7 Provisions Severable	50
10.8 Headings	50
10.9 Amendments	50
10.10 Entire Agreement	51
10.11 LIMITATION OF LIABILITY	51
10.12 Governing Law and Disputes	51
10.13 Counterparts	51

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LIST OF APPENDICES

Appendix	Description
A.1	List of Individual Share Sellers and their Shares
A.2	List of Non-Party Share Sellers and their Shares
B	List of Individual Option Sellers and their Share Options
C	Details of Capital Loan Sellers and the Capital Loans
D	Disclosure Appendix
E	Key Employees
F	Accounts
G	Interim Reports
I	Copy of Escrow Agreement
J	Management Presentation
3.1.4	Allocation
4.1.1(iv)	Form of Ancillary Share Transfer Agreement
4.1.1(v)	Form of Ancillary Capital Loan Transfer Agreement
4.1.1(ix)	Acknowledgement by the Company
8.1.1	Specific Indemnity Matters
9.4.1(i)	Key Employee Agreement
9.4.1(ii)	Other Employee Agreement

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SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT is entered into on 30 January 2015, by and between

(1)                                                                        Aura Capital Oy, a Finnish limited liability company with Business Identity Code 1084325-5, having its registered address at Aurakatu 8, 20100 Turku, Finland (the “Investor Seller”); and

(2)                                                                        The Individual Share Sellers, whose names and details are listed opposite to the list of shares owned by them in Appendix A.1 hereto (the “Individual Share Sellers”); and

(3)                                                                        The Individual Option Sellers, whose names and details are listed opposite to the list of share option rights owned by them in Appendix B hereto (the “Individual Option Sellers”); and

(4)                                                                        Silicon Laboratories International Pte. Ltd., a company limited by shares under the laws of the Republic of Singapore (the “Purchaser”).

(1) – (3) above collectively the “Sellers” and (1) – (4) collectively the “Parties” and each a “Party”

BACKGROUND

(A)                                                                      The Investor Seller owns 5,896,883 shares (corresponding to approximately 84.88 % of all issued shares and 82.34 % of the fully diluted shares) in Bluegiga Technologies Oy, a Finnish limited liability company with Business Identity Code 0934238-1, having its registered domicile in Espoo, Finland (the “Company”), which shares, together with (i) the shares in the Company owned by the Individual Share Sellers, the aggregate number of such shares totaling 874,309 shares; and (ii) the shares in the Company owned by other shareholders specified in Appendix A.2 (the “Non-Party Share Sellers”), the aggregate number of such shares totaling 176,000 shares, constitute all of the issued and outstanding shares in the Company (the “Shares”).

(B)                                                                      The Individual Option Sellers own 214,392 share options in the Company (the “Share Options”), which Share Options may be converted into a total of 214,392 new shares in the Company. The Share Options constitute all of the issued and outstanding share options in the Company.

(C)                                                                      The Investor Seller has granted and certain other lenders specified in Appendix C (the “Non-Party Capital Loan Sellers”) have granted the Company capital loans (as defined in Chapter 12, Section 1 of the Finnish Companies’ Act, statute 624/2006, as amended) with an aggregate outstanding principal amount and aggregate accrued and outstanding interest amount (whether or not recognized), in each case, as set out in detail in Appendix C (the “Capital Loans”).  The aggregate euro amount of principal and interest on all such capital loans is also set forth on Appendix C as the “Aggregate Capital Loan Amount.”

(D)                                                                      The Company, directly and through its Subsidiaries, is engaged in the Business. The Company has two fully owned subsidiaries, Bluegiga Technologies Ltd, in Hong Kong, (the “Hong Kong Subsidiary”) and Bluegiga Technologies Inc., a Delaware corporation with its commercial domicile in Duluth, Georgia USA (the “U.S. Subsidiary”).

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(E)                                                                       The Sellers, together with the Non-Party Share Sellers and the Non-Party Capital Loan Sellers, desire to sell the Shares, the Share Options and the Capital Loans and the Purchaser desires to purchase the Shares, the Share Options and the Capital Loans, effective at the Closing.

DEFINITIONS

As used in this Agreement, including the preamble and the Appendices of this, and unless expressly otherwise stated or evident in the context, the following terms and expressions shall have the following meanings, the singular (where appropriate) includes the plural and vice versa and references to Appendices and Sections means the Appendices and Sections of this Agreement:

“Accounting Principles”

means the generally accepted accounting principles in Finland, which are subject to the Finnish Accountancy Act (1336/1997, as amended) and the Finnish Accountancy Decree (1339/1997, as amended), as adopted and consistently applied by the Company.

“Accounts”

means the audited financial statements of the Company for the financial period ended in 31 December 2013 (including an income statement, a balance sheet, a cash flow statement and the notes to the above, as well as an auditor’s report by an authorised public accountant) attached as Appendix F.

“Affiliate”

means, with respect to any company, other entity or person, any other company, other entity or person directly or indirectly controlling, controlled by, or under direct or indirect common control with such company, other entity or person.

“Aggregate Capital Loan Amount”	has the meaning set forth in the Background Section.

“Aggregate Initial Share and Option Payment”	has the meaning set forth in the Section 3.1.4.

“Agreement”	means this Sale and Purchase Agreement and its Appendices, as amended, modified or restated from time to time, as the case may be.

“Ancillary Capital Loan Transfer Agreements”	means the capital loan transfer agreements to be executed at the Closing by the Purchaser and the Non-Party Capital Loan Sellers in the form attached hereto as Appendix 4.1.1(v).

“Ancillary Share Transfer Agreements”	means the share transfer agreements to be executed at the Closing by the Purchaser and the Non-Party Share Sellers in the form attached hereto as Appendix 4.1.1(iv).

“Ancillary Transfer Agreements”	means the Ancillary Capital Loan Transfer Agreements and Ancillary Share Transfer Agreements.

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“Basket”	means EUR153,927.35.

“Business”

means the business of Company and its Subsidiaries (including providing short-range wireless solutions, including Bluetooth modules, Bluetooth Smart and Wi-Fi modules to OEMs and system integrators) as currently conducted and (unless the use of the Business definition is expressly limited to “as currently conducted”) as currently proposed to be conducted by the Company and the Subsidiaries (it being understood that the phrase “as currently proposed to be conducted” and similar phrases shall mean the activities set forth in the Management Presentation).

“Business Day”	means any day from Monday to Friday on which the banks in Helsinki are normally open for general banking business.

“Capital Loans”	has the meaning set forth in the Background Section.

“Capital Loan Sellers”	means the Investor Seller and the Non-Party Capital Loan Sellers.

“Certified Deducted Liabilities”	has the meaning set forth in Section 4.1.1(i).

“Claim”	means any claim made by the Purchaser against the Seller(s) under this Agreement. Any Claim shall be made in euros.

“Claim Amount”	has the meaning set out in Section 3.3.1.

“Closing”	means the consummation of the transactions hereunder as contemplated in Section 4 (Closing).

“Closing Date”	means the date of this Agreement.

“Closing Payment”	has the meaning set forth in Section 3.1.1.

“Company”	has the meaning set forth in the Background Section.

“Contract”

means any contract, agreement, arrangement, commitment, binding letter of intent, binding memorandum of understanding, binding heads of agreement, promise, obligation, right, instrument, or other similar binding mutual understanding, whether written or oral.

“Copyrighted Works”	has the meaning set forth in Section 5.8.1(f).

“Corporate Sellers”	means any Seller, Non-Party Share Seller and Non-Party Capital Loan Seller incorporated as a company.

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“Customer”	means any customer (including any distributor or any end customer that purchases indirectly from the Company through a distributor).

“Deducted Liabilities”

means the total Euro amount of the following Liabilities (a) all financial indebtedness (including all outstanding liabilities from the Seller, any capital loans and subordinated loans except for the Aggregate Capital Loan Amount), any accrued interests (including interest recorded as obligatory reserves and interests accrued on any capital loans, whether recognised or not except for interest included in the Aggregate Capital Loan Amount) and penalties thereon and any, factoring arrangements, and any other interest-bearing liability of the Company as per the Closing Date, (b) Transaction Expenses, (c) any Taxes (including social contributions) of the Company and the Subsidiaries attributable to the sale or cancellation of the Share Options, (d) the cost of the D&O Tail and the D&O Transaction Coverage, and (e) the stay bonus paid or payable as set forth in Section 5.9.9 of the Disclosure Appendix and all Taxes related thereto. “Deducted Liabilities” does not include any non-interest bearing trade payables, accrued payroll or rent or other similar non-interest bearing accrued liabilities, in each case, incurred in the ordinary course of business.

“Disclosure Appendix”	shall mean the disclosure appendix, enclosed hereto as Appendix D.

“Disposed Patent”	shall mean Finland Patent No. 114264.

“Encumbrance”

means a charge, mortgage, lien, retention of title, right of redemption, right of recovery (in Finnish: takaisinotto-oikeus), right of first refusal, option or other corresponding third party right or security interest or a Contract to create any of the foregoing.

“Escrow Account”

means a separate interest-bearing deposit account in the name of the Investor Seller in which account the Escrow Amount shall be deposited, and which account shall be created and maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent”	means Nordea Bank Finland Plc.

“Escrow Agreement”	means an escrow agreement attached hereto as Appendix I, to be executed at the Closing by and among the Parties and the Escrow Agent.

“Escrow Amount”	means EUR8,256,341.16.

“Escrow Sharing Percentage”	means the share of each Seller of the Escrow Amount set forth in Appendix 3.1.4.

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“Extended Warranties”	means the Warranties in Sections 5.8 (Intellectual Property) and 5.15 (Product Liability).

“Extra Amount”

means the sum of (a) the portion of the Aggregate Initial Share and Option Payment paid to Non-Party Share Sellers and (b) the portion of the Aggregate Capital Loan Amount paid to Non-Party Capital Loan Sellers.

“Fundamental Warranties”	means the Warranties in Sections 5.2 (Title and Corporate Authorization), 5.3 (The Company and the Shares), 5.4 (The Subsidiaries) and 5.18 (Taxes).

“Governmental Entity”	means any court, administrative agency or commission or other governmental authority.

“Holdback Period”	means the period in time beginning from the Closing Date and ending 18 months thereafter.

“Hong Kong Subsidiary”	has the meaning set forth in Background Section.

“Indemnified Parties”

means the Purchaser and, unless otherwise determined by the Purchaser, the Company, each Subsidiary and the Affiliates, employees, directors and agents of each of the foregoing. Any payment due to an Indemnified Party other than the Purchaser shall be paid to the Purchaser, unless otherwise directed by the Purchaser.

“Individual Option Sellers”	has the meaning set forth in the Parties Section.

“Individual Share Sellers”	has the meaning set forth in the Parties Section.

“Intellectual Property Rights”

means any and all rights existing under patent Law, copyright Law, industrial design rights Law, semiconductor chip or mask work protection Law, moral rights Law, trade secret Law, trademark Law, and any similar rights and any and all renewals, extensions and restorations thereof, whether worldwide or in individual countries or regions, including in each case applications and licenses related to the same and including Copyrighted Works, Patents and Trademarks.

“Interim Reports”	means the financial statements (including income statement, balance sheet and cash flow statement) of the Company for the period of 1 January 2014 through 31 December 2014 and enclosed as Appendix G.

“Interim Balance Sheet”	means the balance sheet as of 31 December 2014 included in the Interim Reports.

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“Investor Seller”	has the meaning set forth in the Parties Section.

“Key Employees”	means the individuals listed in Appendix E.

“Key Employee Agreements”	means the agreements to be entered into with the Key Employees as from Closing and substantially in the form set out in Appendix 9.4.1(i).

“Law”

means all applicable foreign, federal, state and local governmental laws (including common law), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, injunctions, judgments, decrees, orders, directives, and requirements.

“Liabilities”	means all obligations and liabilities of any nature whether matured or not, fixed or contingent and whether or not required to be included in financial statements.

“Leakage”	means:

(i)

any dividend or other distribution of assets (in Finnish: varojenjako) paid or made or declared to be paid or made by the Company to the Sellers, the Non-Party Capital Loan Sellers, the Non-Party Share Sellers, or any of their Affiliates other than as explicitly provided under this Agreement;

(ii)

any other payments made or agreed to be made by the Company to (or assets transferred to or liabilities assumed, indemnified, or incurred for the benefit of) the Sellers, the Non-Party Capital Loan Sellers, the Non-Party Share Sellers, or any of their Affiliates, or to any third party that was a shareholder during the relevant period, except for employment related salaries in the ordinary course of business disclosed pursuant to Section 5.9.1of the Disclosure Appendix;

(iii) any waiver by the Company of any amount owed to the Company by the Sellers, the Non-Party Capital Loan Sellers, the Non-Party Share Sellers, or any of their Affiliates; and

(iv) entering into any Contract (whether conditional or not) by the Company to do any of the things set out in (i)-(iii) above.

“Liquidated Damages”	shall mean, for any particular Seller, the lesser of (a) EUR400,000 or (b) 50% of such Seller’s Portion.

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“Loss”

shall mean any Liability, loss, damage, cost, expense, deficiency, loss of value, liability, costs for redesign and rework of technology, fines, judgments, claims, consequential damages or other damage, including interest, expenses of investigation, and attorneys’ fees (including any costs incurred in enforcing rights under this Agreement) provided, however, that any indirect loss shall not constitute a Loss under this Agreement except when such indirect loss would have been reasonably foreseeable for the Sellers at the time of the relevant breach (it being understood that for purposes of such indirect losses that with respect to the Warranties and indemnification under Section 8.1.1, (a) the time of the breach shall be deemed to be the Closing Date and (b) foreseeability shall be determined as though Sellers had full knowledge of the breach or other matter described in Section 8.1.1 regardless of whether they actually possessed such knowledge).

“Management Presentation”	shall mean the presentation attached hereto as Appendix J.

“Material Agreement”

means any Contract of the Company (i) which has an annual turnover (excluding VAT) exceeding EUR50,000, (ii) which involves an economic commitment by the Company in excess of EUR50,000, (iii) with a Material Customer, (iv) with a Material Supplier, (v) under which the Company has made significant grants of rights to third parties, (vi) under which the Company has granted or created significant indemnities, Encumbrances or guarantees, (vii) under which the Company has entered into non-compete, exclusivity, or other similar restricting arrangements, (viii) under which the Company has entered into confidentiality / non-disclosure undertakings outside the course of ordinary business, (ix) which is a software source code escrow Contract or under which the Company has granted a third party access to source code, (x) which cannot at any time be unilaterally terminated by the Company without cause and without more than 30 days’ notice and without payments thereunder (other than ordinary course payments applicable to such 30 day notice period), or (xi) is otherwise material to the Business.

“Material Customer”	any Customer from which the Company received at least EUR100,000 since 1 January 2014.

“Material Supplier”	any supplier (i) to which the Company paid at least EUR100,000 since 1 January 2014 or (ii) that supplies a good or service which the Company cannot readily purchase from an alternative source.

“Non-Party Capital Loan Sellers”	has the meaning set forth in the Background Section.

“Non-Party Share Sellers”	has the meaning set forth in the Background Section.

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“Normal Warranties”	means the Warranties other than (a) the Extended Warranties and (b) the Fundamental Warranties.

“Party”	has the meaning set forth in the Parties section.

“Patents”	has the meaning set forth in Section 5.8.1(k)

“Permits”	means permits, licenses, consents and permissions and other authorisations of public authorities.

“Person”	means any person or entity.

“Purchase Price”	shall mean the sum of the Closing Payment plus the Escrow Amount.

“Purchaser”	has the meaning set forth in the Parties Section.

“Restricted Seller”	means Antti Sivula and each Key Employee.

“Sanctioned Person”	shall mean a person that is listed on, or owned or controlled by, or acting (directly or indirectly) on behalf of, a person listed on any Sanctions List, or who is otherwise the target of Sanctions.

“Sanctions”

shall mean any laws or regulations relating to economic or financial sanctions or trade embargoes or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority.

“Sanctions Authority”

shall mean (i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the United Kingdom government; (v) the Finland government; (vi) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State and Department of Commerce, and Her Majesty’s Treasury; and (vii) any other governmental institution or agency with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over the Company or any Subsidiary.

“Sanctions List”

shall mean the Specially Designated Nationals and Blocked Persons list, Sectoral Sanctions Identifications and Foreign Sanctions Evaders lists maintained by OFAC, the Denied Persons List maintained by the US Department of Commerce, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, or any other list issued or maintained by any Sanctions Authorities of persons subject to Sanctions (including investment or related restrictions), each as amended, supplemented or substituted from time to time.

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“Sellers”	has the meaning set forth in the Parties Section.

“Sellers’ Knowledge”

means the (a) actual knowledge of Jarmo Malin, Christopher Diorio, Petri Salonen, Risto Valtakari, Jan-Peter Vesterbacka, (b) actual knowledge of Antti Sivula and each Key Employee, and (c) the knowledge that any of the aforesaid persons listed in the preceding clause (b) would have had if they had acted diligently in their respective roles and sought to accurately, truthfully and completely address such matter.

“Seller’s Portion”

means the amount set forth opposite such Seller’s name on the Proceeds Allocation tab of Appendix 3.1.4 under the heading “Seller’s Portion” (such amount shall represent (a) the portion of the Closing Payment payable to such Seller plus (b) the portion of the Escrow Amount attributable to such Seller plus (c) the portion of the Extra Amount attributable to such Seller).

“Sellers’ Representative”	has the meaning set forth in Section 10.1.

“Shares”	has the meaning set forth in Background Section.

“Shanghai Office”	refers to the representative office set up by the Hong Kong Subsidiary in Shanghai, China. References herein to the Hong Kong Subsidiary include the Shanghai Office.

“Share Options”	has the meaning set forth in Background Section.

“Specific Indemnity Expiration Date”	has the meaning set forth in Section 8.1.1.

“Subsidiaries”	means the Hong Kong Subsidiary and the U.S. Subsidiary.

“Tax”

means all income taxes, value added taxes, sales taxes, social security charges, social contributions, statutory unemployment and pensions premiums, customs and any other taxes or other similar payments (including withholdings thereof) imposed by any tax or other authority (including statutory pension insurance institutions), including all penalties (including tax increases) and interests thereon.

“Terminated Employees”

means any person (inclusive of employees and managing directors) employed or engaged by the Company or a Subsidiary (a) who is given notice of termination by the Company or a Subsidiary before the Closing Date, or (b) who is given notice of termination by the Company or a Subsidiary based on reasons arising from such person (other than death, permanent incapacity to work due to illness or injury), or gives notice of termination, in each case, prior to the end of the 6 month period following the Closing Date.

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“Third Party Claim”

means any written claim presented by a third party (including, but not limited to tax and other authorities) against the Indemnified Parties, which may result in an obligation of the Sellers to indemnify, defend and/or hold the Indemnified Parties harmless under this Agreement.

“Trademarks”	means all trademarks, service marks, trade names, logos, insignia or other marks.

“Transaction Expenses”	means any legal, accounting, advisor and other transaction expenses incurred by the Company and outstanding on the Closing Date.

“U.S. Subsidiary”	has the meaning set forth in Background Section.

“Warranty Claim Expiration Date”	shall mean the final date upon which a given Claim may be made as set forth in 7.2.1(vi).

“Warranties”	means the representations and warranties of the Sellers under Section 5 (Representations and Warranties of Sellers).

1. SALE AND PURCHASE

1.1 Object

1.1.1                                                            Upon the terms and subject to the conditions set forth in this Agreement;

(a)                                          the Investor Seller and each Individual Share Seller sells, and the Purchaser purchases the Shares set forth opposite the name of the Investor Seller and each Individual Share Seller in Appendix A.1;

(b)                                          each Individual Option Seller sells, and the Purchaser purchases the Share Options set forth opposite the name of the Individual Option Seller in Appendix B;

(c)                                           the Investor Seller sells, and the Purchaser purchases the Capital Loans set forth opposite the name of the Investor Seller in Appendix C,

each of the above free and clear of any Encumbrances and all above transactions effective on the Closing Date.

It is expressly acknowledged that the transactions above are subject to (i) each Non-Party Share Seller selling and the Purchaser purchasing the Shares set forth opposite the name of each Non-Party Share Seller in Appendix A.2; and (ii) each Non-Party Capital Loan Seller selling and the Purchaser purchasing the Capital Loans set forth opposite the name of each Non-Party Capital Loan Seller in Appendix C simultaneously on the Closing Date upon the terms and subject to the conditions set forth in the Ancillary Share Transfer Agreements and the Ancillary Capital Loan Transfer Agreements.

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2. DELIVERY AND TRANSFER OF TITLE

2.1.1                                                            The full and unrestricted ownership of and title to the Shares, the Share Options and the Capital Loans shall pass from the Investor Seller, the Individual Share Sellers, the Individual Option Sellers, the Non-Party Share Sellers and the Non-Party Capital Loan Sellers to the Purchaser at the Closing upon payment by Purchaser of the Closing Payment pursuant to Section 3.1.1 and the Escrow Amount pursuant to Section 3.1.2.

3. PURCHASE PRICE

3.1 Purchase Price

3.1.1                                                            At the Closing, the Purchaser shall pay EUR53,461,713.06 less (a) the Escrow Amount and less (b) the Certified Deducted Liabilities, to the Sellers, the Non-Party Share Sellers and the Non-Party Capital Loan Sellers by direct transfer of funds into the client funds account of Castrén and Snellman Attorneys Ltd (“Counsel”) at Nordea Bank Finland Plc (NDEAFIHH), account number IBAN: FI18 1574 3000 0173 25, which Counsel and account is hereby duly authorized by the Sellers, the Non-Party Share Sellers and the Non-Party Capital Loan Sellers to receive the sums paid hereunder and which Counsel shall then distribute the respective funds further to the Sellers, the Non-Party Share Sellers and the Non-Party Capital Loan Sellers (the “Closing Payment”).

3.1.2                                                            At the Closing, the Purchaser shall pay the Escrow Amount into the Escrow Account.

3.1.3                                                            For avoidance of doubt, it is expressly agreed that it is the responsibility of the Sellers to cause Counsel to allocate and forward the Closing Payment to the Sellers, the Non-Party Share Sellers and the Non-Party Capital Loan Sellers and any subsequent payments of any Escrow Amount to the Sellers, and each Seller shall indemnify, defend and hold Purchaser harmless for any failure on the part of the Sellers, the Non-Party Share Sellers and the Non-Party Capital Loan Sellers or Counsel to forward such amounts or any errors in allocating the payments amongst the Sellers, the Non-Party Share Sellers and the Non-Party Capital Loan Sellers (including any errors in Appendix 3.1.4).  Within 10 days following any distribution, the Investor Seller and the Sellers’ Representative shall notify the Purchaser in writing of the amount distributed by Counsel to each Seller, Non-Party Share Seller and Non-Party Capital Loan Seller.

3.1.4                                                            The allocation of the Closing Payment is enclosed as Appendix 3.1.4 to this Agreement.  “Aggregate Initial Share and Option Payment” shall mean the Closing Payment minus the Aggregate Capital Loan Amount.  Out of the Closing Payment, the Sellers will cause the Counsel to distribute funds as follows: (a) the Aggregate Capital Loan Amount to the Capital Loan Sellers in accordance with Appendix C and (b) the Aggregate Initial Share and Option Payment to the Investor Seller, Individual Share Sellers, Individual Option Sellers and Non-Party Share Sellers as set forth opposite their names in the column entitled “Net Payment on Closing Date” on the Proceeds Allocation tab of Appendix 3.1.4.  The Investor Seller, Individual Share Sellers and Individual Option Sellers acknowledge and agree that their respective portion of the transaction costs incurred by the Sellers have been properly deducted from their “Net Payment on Closing Date.”  The Individual Option Sellers specifically acknowledge and agree that the amount set forth opposite their name in the column entitled “Purchase Price” sets forth their amount to be reported for Tax purposes.

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3.1.5                                                            Any portion of the Escrow Amount delivered by the Escrow Agent to the Sellers will be distributed by the Sellers among the Investor Seller, Individual Share Sellers and Individual Option Sellers in accordance with the Escrow Sharing Percentages set forth on the “Proceeds Allocation” tab of Appendix 3.1.4.

3.2 Payment of the Aggregate Initial Share and Option Payment in respect of the Share Options

3.2.1                                                            Immediately following the receipt of the Closing Payment in accordance with Section 3.1.1, the “Net Payment on Closing Date” on the Proceeds Allocation tab of Appendix 3.1.4 in respect of the Share Options held by then current employees and members of the Board of Directors of the Company and then current employees the U.S. Subsidiary will be forwarded into the Company’s bank account at Nordea Bank Finland Plc (NDEAFIHH), account number IBAN: FI12 1112 3000 3677 37 or (converted into USD) into the U.S. Subsidiary’s bank account at Bank of America, Wilmington, DE 19850, USA (BOFAUS3N), account number: 3340 2991 7192, as the case may be, and the Parties shall procure that following the receipt of such amount the Company and the U.S. Subsidiary shall without undue delay pay each such Individual Option Seller’s portion thereof as set forth on Appendix 3.1.4 through the Company’s, or the U.S. Subsidiary’s, as the case may be, payroll system following deduction of any applicable employment related taxes (including withholding and income taxes and medical care contributions).  Appendix 3.1.4 shall set forth whether such individual is an employee or director of the Company or the U.S. Subsidiary.

3.3 Escrow Arrangement

3.3.1                                                            The Escrow Amount is intended for the settling of Claims. If the Purchaser presents a Claim to the Sellers during the Holdback Period, the Purchaser shall also inform the Escrow Agent of the amount of the Claim (the “Claim Amount”).

3.3.2                                                            At the expiration of the Holdback Period, the Escrow Agent shall automatically pay the Escrow Amount less (a) any Claim Amounts previously paid to Indemnified Parties and (b) any accrued and outstanding Claim Amount(s) as at such date to the Sellers by payment to the client funds account of Counsel specified in the Escrow Agreement unless some other account has been notified to the Escrow Agent by Investor Seller and the Sellers’ Representative prior to the eighteen (18) month anniversary of the Closing Date.

3.3.3                                                            If the Purchaser does not initiate arbitration proceedings with respect to the Claim(s) referred to in Section 3.3.2 in accordance with the arbitration provisions of Section 10.12.2 within 180 calendar days after the end of the Holdback Period, or if the amount of the Loss that is at issue is not reasonably ascertainable at the end of the Holdback Period, within 180 calendar days after such amount is ascertained or reasonably ascertainable, then (i) as regards any Claims for breach of the Normal Warranties, the Sellers shall have no further liability with respect such Claim(s); and (ii) as regards any other Claims, the Purchaser’s right to be compensated for such Claim(s) from the Escrow Amount shall be deemed to have been irrevocably withdrawn, however, without limiting any other rights the Purchaser may have under this Agreement.

3.3.4                                                            At any time after the expiry of the Holdback Period, upon resolution by the arbitral tribunal of all issues referred to it for resolution or agreement between the Parties, the Escrow Agent shall, as set forth in the Escrow Agreement, pay (i) to the Purchaser from the Escrow Account the amount, if any, that the arbitral tribunal has determined the Purchaser to be entitled to or that the Parties have agreed upon, and (ii) pay to the Sellers (in accordance with Section 3.3.2) the remaining Escrow Amount, if any, and the Parties shall instruct the Escrow Agent accordingly.

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3.3.5                                                            The Parties undertake promptly to execute all necessary documents that the Escrow Agent requires to be executed in order to release the Escrow Amount (or part thereof) from the Escrow Account in accordance with this Agreement and the Escrow Agreement.

3.4 Leakage

3.4.1                                                            In the event of Leakage taking place between 1 January 2014 and the Closing Date, the Sellers, subject to Section 7.4.4, jointly and severally undertake to pay to the Company in cash euro for euro any such Leakage. Any Leakage shall be repaid within 5 Business Days after a written payment request by the Purchaser.

4. CLOSING

4.1 Deliveries at Closing

4.1.1                                                            The Closing took place on the Closing Date and the following deliveries and actions were taken at Closing:

(i)                                              the Investor Seller and the Sellers’ Representative delivered to the Purchaser a certificate setting forth the Investor Seller’s and the Sellers’ Representative’s calculation of the Deducted Liabilities (the “Certified Deducted Liabilities”).

(ii)                                           by signing this Agreement each Seller waived its right of redemption under the Articles of Association or otherwise with respect to the transfers of Shares made under this Agreement;

(iii)                                        the Sellers, the Sellers’ Representative, the Purchaser and the Escrow Agent executed the Escrow Agreement, in the form set out in Appendix I;

(iv)                                       each Non-Party Share Seller and the Purchaser executed the Ancillary Share Transfer Agreement in the form set out in Appendix 4.1.1(iv);

(v)                                          each Non-Party Capital Loan Seller and the Purchaser executed the Ancillary Capital Loan Agreement in the form set out in Appendix 4.1.1(v);

(vi)             the Purchaser paid the Closing Payment and the Escrow Amount as set forth in Section 3.1.1 and 3.1.2;

(vii)                                    the Investor Seller, each Individual Share Seller and each Non-Party Share Seller sold and transferred the Shares to the Purchaser;

(viii)                                 the Individual Option Sellers sold and transferred the Share Options to the Purchaser;

(ix)                                       the Investor Seller and the Non-Party Capital Loan Sellers sold and transferred the Capital Loans to the Purchaser and delivered to the Purchaser the acknowledgement by the Company in the form set out in Appendix 4.1.1(ix);

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(x)                                          the Sellers delivered to the Purchaser the resignations set forth in Section 9.1 (Resignations);

(xi)                                       the relevant parties executed the related agreements set forth in Section 9.4 (Related Agreements);

(xii)                                    all other documents, conditions, amounts or matters herein called for to be produced, delivered, released, paid or fulfilled at the Closing were so produced, delivered, released, paid and fulfilled.

4.1.2                                                            All deliveries made and actions taken at the Closing are deemed to have occurred simultaneously as part of a single transaction and in the proper sequence, and no action is deemed to have been taken and no delivery is deemed to have been made until each of the above-mentioned actions and deliveries were completed.

5. REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1 General

5.1.1                                                            Each Seller, jointly and severally, hereby represents and warrants to the Purchaser that the statements set forth below in this Section 5 are true and correct, except that (i) each Seller (other than the Investor Seller) represents and warrants that the Fundamental Warranties in Section 5.2 are true and correct only in respect of such Seller and the Shares and Share Options set forth opposite such Seller’s name on Appendix A.1 and B, and (ii) the Investor Seller represents and warrants that the Fundamental Warranties in Section 5.2 are true and correct in respect of such Investor Seller and each other Seller and also in respect of each Non-Party Share Seller and each Non-Party Capital Loan Seller and the Shares, Share Options and Capital Loans set forth opposite such Investor Seller’s name, each other Seller’s name, each Non-Party Share Seller’s name and each Non-Party Capital Loan Seller’s name on Appendix A.1, A.2, B and C.

5.1.2                                                            The Disclosure Appendix, enclosed hereto as Appendix D, shall be arranged with numbered headings and such disclosure shall qualify only (a) the corresponding numbered Warranty set forth herein and (b) any other applicable Warranty if the applicability of such disclosure to such other Warranty is reasonably obvious from reviewing the Disclosure Appendix.

5.2 Title and Corporate Authorization

5.2.1                                                            The Corporate Seller is a limited liability company duly organized and validly existing under the laws of Finland, except that Willow Pond Software Ltd. is a limited liability company duly organized and validly existing under the laws of Massachusetts, U.S.A. The Corporate Seller has the corporate power and authority to execute and consummate this Agreement or the Ancillary Transfer Agreement, as the case may be, the other Seller has the legal capacity and the authority to execute and consummate this Agreement and each Non-Party Share Seller and Non-Party Capital Loan Seller has the legal capacity and the authority to execute and consummate the relevant Ancillary Transfer Agreement.  This Agreement or the Ancillary Transfer Agreement, as the case may be, has been duly authorized and approved by all required corporate action of the Corporate Seller. Attached to Section 5.2.1 of the Disclosure Appendix is a certified copy of the resolution(s) of the board of directors of the Corporate Seller authorizing the execution and consummation of this Agreement or the Ancillary Agreement, as the case may be, including all transactions contemplated hereunder. This Agreement constitutes a valid and binding obligation of the Seller enforceable against it in accordance with its terms.  The Ancillary Share Transfer Agreement constitutes a valid and binding obligation of the Non-Party Share Seller enforceable against it in accordance with its terms and the Ancillary Capital Loan Transfer Agreement constitutes a valid and binding obligation of the Non-Party Capital Loan Seller enforceable against it in accordance with its terms.

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5.2.2                                                            The Seller is not prevented by any Contract to which the Seller is a party or otherwise from entering into this Agreement or completing the transaction contemplated by this Agreement and the execution of this Agreement and completion of the transaction contemplated by this Agreement and the fulfilment of the terms hereof do not violate any Law. The Non-Party Share Seller and the Non-Party Capital Loan Seller is not prevented by any Contract to which such seller is a party or otherwise from entering into the relevant Ancillary Transfer Agreement, or completing the transaction contemplated by such agreement and the execution of the relevant Ancillary Transfer Agreement and completion of the transaction contemplated by such agreement and the fulfilment of the terms hereof do not violate any Law.

5.2.3                                                            Except as disclosed in Section 5.2.3 of the Disclosure Appendix, no filing, registration, authorization, consent or approval, governmental or otherwise, or filing with any Governmental Authority is necessary to enable the Seller to enter into, and to perform its obligations under, this Agreement or to enable the Non-Party Share Seller and the Non-Party Capital Loan Seller to enter into, and to perform its obligations under, the relevant Ancillary Transfer Agreement.

5.2.4                                                            The Investor Seller and the Individual Share Seller owns the Shares, as set out opposite its name in Appendix A.1 and each Non-Party Share Seller owns the Shares, as set out opposite its name in Appendix A.2.  The Investor Seller, the Individual Share Seller and the Non-Party Share Seller has full legal right, power and authority to sell and transfer such Shares in accordance with the terms and subject to the conditions of this Agreement or the Ancillary Share Transfer Agreement, as the case may be, and the delivery to the Purchaser of such Shares pursuant to the provisions of this Agreement or the Ancillary Share Transfer Agreement, as the case may be, will transfer to the Purchaser valid title thereto free and clear of any Encumbrances.

5.2.5                                                            The Individual Option Seller owns the Share Options, as set out opposite its name in Appendix B and the Individual Option Seller has full legal right, power and authority to sell and transfer such Share Options in accordance with the terms and subject to the conditions of this Agreement and the delivery to the Purchaser of such Share Options pursuant to the provisions of this Agreement will transfer to the Purchaser valid title thereto free and clear of any Encumbrances.

5.2.6                                                            The Investor Seller and each Non-Party Capital Loan Seller owns the Capital Loans, as set out opposite its name in Appendix C and the Investor Seller and each Non-Party Capital Loan Seller has full legal right, power and authority to sell and transfer such Capital Loans in accordance with the terms and subject to the conditions of this Agreement or the Ancillary Capital Loan Transfer Agreement, as the case may be, and the delivery to the Purchaser of such Capital Loans pursuant to the provisions of this Agreement or the Ancillary Capital Loan Transfer Agreement, as the case may be, will transfer to the Purchaser valid title thereto free and clear of any Encumbrances.

5.3 The Company and the Shares

5.3.1                                                            The Company is validly incorporated and existing under the laws of Finland. Save as disclosed in Section 5.3.1 of the Disclosure Appendix, the Company has no subsidiaries and does not own shares or interests in any legal entities other than the Hong Kong Subsidiary and the U.S. Subsidiary. The Company has no branch offices in any country outside of Finland.

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5.3.2                                                            Except as disclosed in Section 5.3.2 of the Disclosure Appendix, true, complete and current copies of the articles of association and the trade register extracts of the Company and the Subsidiaries are attached as Section 5.3.2 of the Disclosure Appendix. No amendment is pending regarding any of the above documents.

5.3.3                                                            The Shares have been validly issued, are fully paid and represent 100 percent of the total number of shares issued and outstanding in the Company. There are no arrangements or commitments which call for the issue or transfer of any shares, warrants, convertible debentures or other securities of the Company or which would entitle anyone to the Shares or any additional shares or interests in the Company, except for the Share Options. No share certificates have been issued for the Shares. There are no instruments evidencing or otherwise related to indebtedness of the Company carrying the right to vote on any matter with respect to the Company.

5.3.4                                                            The Company has not filed (and has not had filed against it) any petition for its winding-up, is not insolvent within the meaning of applicable Law, rules or regulations or similar requirements, and has not made any assignment in favour of its creditors, nor has any petition for receivership or any administration order been presented in respect of the Company. The Company has not initiated any proceedings with respect to a compromise or arrangement with its creditors or for the dissolution, liquidation, reorganization or the winding-up or cessation of its business. No receiver, administrative receiver or liquidator has been appointed in respect of the Company or any of its assets and no execution has been levied upon any of its assets.

5.4 The Subsidiaries

5.4.1                                                            The Hong Kong Subsidiary is validly incorporated and existing under the laws of Hong Kong, China. The Shanghai Office is duly registered and existing under the laws of China. The U.S. Subsidiary is validly incorporated and existing under the laws of Delaware, and is registered to do business in Georgia. No Subsidiary own any shares or interests in any other legal entities.   The Hong Kong Subsidiary’s branch office located in the Peoples Republic of China is the only branch office of the Hong Kong Subsidiary located in any country outside of Hong Kong.  The U.S. Subsidiary has no branch office located outside of the United States.

5.4.2                                                            The shares of the Subsidiaries respectively have been validly issued, are fully paid and represent 100 percent of the total number of shares issued and outstanding in the respective Subsidiary. All shares and interests in the Subsidiaries are held, free of Encumbrances, by the Company. There are no arrangements or commitments which call for the issue or transfer of any shares, warrants, convertible debentures or other securities in the Subsidiaries or which would entitle anyone to shares in the Subsidiaries. There are no instruments evidencing or otherwise related to indebtedness of the Subsidiaries carrying the right to vote on any matter with respect to any of the Subsidiaries.

5.4.3                                                            Neither Subsidiary has filed (or have had filed against it) any petition for its winding-up, is not insolvent within the meaning of applicable Law, rules or regulations or similar requirements, and has not made any assignment in favour of its creditors, nor has any petition for receivership or any administration order been presented in respect of the Subsidiaries. Neither Subsidiary has initiated any proceedings with respect to a compromise or arrangement with its creditors or for the dissolution, liquidation, reorganization or the winding-up or cessation of its business. No receiver, administrative receiver or liquidator has been appointed in respect of the Subsidiaries or any of their assets and no execution has been levied upon any of their assets.

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5.5 Corporate Records and Documents

5.5.1                                                            The books and records, including any other material documentation (whether statutory or not, of the Company and the Subsidiaries (including, but not limited to minutes of the meetings of the board of directors and shareholders’ meetings, and any other corporate bodies, Contracts to which the Company or a Subsidiary is a party, material correspondence, financial documentation, share register and shareholders’ register (and similar registers) exist, are in the possession of the Company or the Subsidiaries, and are and have been duly and correctly kept, in each case to the extent required by applicable Law. All transactions of the Company and the Subsidiaries are properly and accurately recorded in the books and records of the Company and the Subsidiaries in compliance with applicable Laws.

5.6 Accounts and Assets

5.6.1                                                            The Accounts attached hereto as Appendix F are true, correct and complete.  The Interim Reports attached hereto as Appendix G are true, correct and complete.  The Accounts and Interim Reports present a true and fair view (in each case as required by Chapter 3, Section 2 of the Finnish Accounting Act (1997/1336, as amended)) of the results of the operations and financial condition of the Company, at the dates and for the periods they cover and have been prepared in accordance with applicable Law and the Accounting Principles.

5.6.2                                                            The Company has not issued any guarantees, indemnities or other similar undertakings for the liabilities or other obligations of third parties, and there are no Contracts, commitments and other similar arrangements where the Company has undertaken any common obligation or other liability with any third party on a joint and several, several, not joint, or other basis.

5.6.3                                                            The Company has no Liabilities other than (a) those specifically set forth in the Interim Balance Sheet; (b) Liabilities incurred following the date of the Interim Balance Sheet in the ordinary course of business; (c) Liabilities (other than for breach thereof) under Material Agreements; (d) Liabilities (other than for breach thereof) under other Contracts entered into in the ordinary course of business; (e) Certified Deducted Liabilities; and (f) Liabilities relating to the Capital Loans amounting to the Aggregate Capital Loan Amount.

5.6.4                                                            The Company owns all assets recorded in the Accounts and the Interim Reports, save for disposals made in the ordinary course of business. Such assets are not subject to any Encumbrance other than as set forth in the Accounts and the Interim Reports. The assets, rights and properties of the Company comprise, as at the Closing Date, all the assets, rights and properties sufficient for the continuation of the Business as presently conducted, and to the Sellers’ Knowledge, sufficient for the Business as proposed to be conducted. Save as disclosed in Section 5.6.4 of the Disclosure Appendix, there is to the Sellers’ Knowledge no need or threat of needing to write-down the value of any accounts receivable for the period prior to the Closing Date.

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5.6.5                                                            Neither the Company nor any Subsidiary own any real property, buildings or premises.

5.6.6                                                            All leases pursuant to which the Company or the Subsidiaries lease premises are listed in Section 5.6.6 of the Disclosure Appendix. All such leases extend beyond the Closing Date, are valid and effective in accordance with their respective terms, and there exists no breach of Contract by the Company or a Subsidiary, or to the Sellers’ Knowledge, by the lessor, or pending termination under any such lease. All rents due to date on each such lease have been paid. To the Sellers’ Knowledge, there exists no risk, fact, event, occurrence, circumstance or other matter (including the transactions contemplated by this Agreement) which, with or without the giving of notice, the lapse of time or the happening of any further event or condition, could reasonably be expected to become a breach of Contract by the Company or a Subsidiary under any such lease, or entitle any party thereto other than the Company or a Subsidiary to amend, terminate, accelerate, rescind, exercise any other special rights under, or modify the terms and conditions of such lease. No lessor under any such lease has informed the Company or the Subsidiary, as the case may be, that it intends to refuse to renew the lease on customary terms and conditions at the time such lease expires.

5.6.7                                                            The Company and each Subsidiary has all Permits necessary in relation to the property leased or otherwise used or held by the Company and the Subsidiaries. To the Sellers’ Knowledge, the premises leased and used by the Company and the Subsidiaries, including their current and past use, conform in all respects with all applicable Laws and Permits related to planning, building, fire, safety, health and other similar matters. To the Sellers’ Knowledge, no public authorities have made any decision or taken any action that can adversely affect such premises (including, but not limited to revocation of any Permits), nor is there, to the Sellers’ Knowledge, any threat of such decisions or actions, or of any expiry of any Permits related thereto.

5.6.8                                                            The premises leased by the Company and the Subsidiaries comprise as at the date of this Agreement and following the Closing all such premises necessary for the continuation of the Business as presently conducted.

5.7 Material Agreements

5.7.1                                                            The Material Agreements are valid, enforceable and binding in accordance with their respective terms, and neither the Company, nor any Subsidiary nor, to the Sellers’ Knowledge, any counter-parties to any Material Agreement are in breach of any Material Agreement. To the Sellers’ Knowledge, no counter-party to any Material Agreement intends to terminate any Material Agreement. All such Material Agreements extend beyond the Closing Date and there is no pending termination under any such Material Agreement. There exists no fact, event, occurrence, circumstance or other matter (including the transactions contemplated by this Agreement) which, with or without the giving of notice, the lapse of time or the happening of any further event or condition, could reasonably be expected to become a breach of any Material Agreement by the Company or a Subsidiary, or entitle any party thereto other than the Company or a Subsidiary to amend, terminate, accelerate, rescind, exercise any other special rights under, or modify the terms and conditions of such Material Agreement.

5.7.2                                                            The terms and conditions of all Contracts to which the Company or a Subsidiary is a party are on arm’s length terms and conditions and are in accordance with ordinary and sound commercial principles.  The terms and conditions (including but not limited to those related to prices and payment) of all such arrangements, including purchase orders, which are presently outstanding, have been entered into by the Company or the Subsidiary on arm’s length terms and conditions and in the ordinary course of business.

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5.7.3                                                            There are no Contracts to which the Company or any Subsidiary is bound, which restricts or impairs (e.g. through non-competition or other similar obligations) the Business as currently conducted or, to the Sellers’ Knowledge, the Business as proposed to be conducted.

5.8 Intellectual Property

5.8.1                                                            Definitions.  The following terms shall be defined as follows:

(a)                                          “Company IP Assets” means any and all Technology Assets owned or purported to be owned by the Company and/or any Subsidiary.

(b)                                          “Company IP Rights” means any and all Intellectual Property Rights owned, purported to be owned or Controlled by the Company and/or any Subsidiary, or existing in the Company IP Assets.

(c)                                           “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or the Subsidiaries and all products or services currently under development by the Company or a Subsidiary.

(d)                                          “Company Source Code” means all source code or material proprietary algorithms that is owned, purported to be owned, or developed by Company or a Subsidiary.

(e)                                           “Controlled” means, for purposes of Section 5.8, exclusively licensed in a manner that gives Company or any of its Subsidiaries any right, or imposes on Company any obligation, to participate in the prosecution, assertion or defense of the applicable Intellectual Property Right.

(f)                                            “Copyrighted Works” means all works of authorship that are fixed in a tangible medium, including software, documentation, semiconductor topography and mask works.

(g)                                           “Information Systems” means all computers, networks, software and systems used in connection with the operation of Company and/or such Subsidiary, as applicable.

(h)                                          “Intellectual Property Agreements” means Contracts, whether wholly or partly, that involve the in-licensing, out-licensing, development, purchase, sale, transfer, prosecution or enforcement of Company IP Rights or Licensed IP Rights and to which Company or any Subsidiary is a party or which binds Company or any Subsidiary.

(i)                                              “Licensed IP Assets” means any and all Technology Assets licensed by Company and/or any Subsidiary from a third party.

(j)                                             “Licensed IP Rights” means any and all Intellectual Property Rights licensed by Company and/or any Subsidiary from a third party.

(k)                                          “Patents” means issued patents or pending patent applications and any utility patent, design patent, patent of importation, patent of addition, certificate of addition, certificate or model of utility, whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions thereof, and any letters patent that issue thereon.

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(l)                                              “Technology Assets” means all tangible items constituting, disclosing or embodying any Intellectual Property Rights, including all versions thereof and all technology from which such items were or are derived, including but not limited to, inventions (whether patentable or not), improvements, trade secrets, know how, confidential information, invention disclosures, works of authorship, industrial designs, databases, data collections and compilations, specifications, designs, bills of material, schematics, algorithms, interfaces, routines, tools, devices, techniques, concepts, methods, prototypes, formulae, test plans and results, process technology, codes, codecs, algorithms, reference designs, plans, drawings, blueprints, technical data, topography, mask works, customer lists, customer databases, firmware, software (in source and object code form), and Company Products, as well as all documentation relating to any of the foregoing, and Trademarks, domain names, and any tangible embodiments of Intellectual Property Rights in any form.

(m)                                      “Viruses” means any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data.

5.8.2                                                            Section 5.8.2 of the Disclosure Appendix sets forth a list of certain material inventions for which patent applications have not yet been filed as of the date of this Agreement (the “Patentable Inventions”) and all Patents owned or Controlled by Company or a Subsidiary, and, for each item on such list, shows the title, application number, filing date, jurisdiction, and registration number and indicates (1) whether owned or Controlled by Company or a Subsidiary, (2) whether subject to licenses granted by Company or a Subsidiary to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract except for licenses granted in standard sales, distribution or Contracts to end users arising in the ordinary course of business, (3) whether a valid patent or pending patent application exists and is held by Company or a Subsidiary, and (4) a list of each inventor.  For each Patent owned by Company or a Subsidiary (whether full or partial, actual or contingent ownership), Company has acquired the assignment of all rights in and to such Patent from all inventors of the inventions described in such Patent.  For all Patentable Inventions listed in Section 5.8.2 of the Disclosure Appendix, Company has acquired the assignment of all rights in and to the Patentable Inventions from all inventors of such Patentable Inventions, and the Company has not taken any action or, to the Sellers’ Knowledge, failed to take any action that would jeopardize the ability of Company to seek patent protection in any jurisdiction relevant for the Business as currently conducted by the Company and the Subsidiaries, including disclosure of any such Patentable Invention to any third party except as protected by a written confidentiality agreement, or to sell or offer for sale such Patentable Invention or any Company Products that utilize such Patentable Invention.  The Pre-2012 Patents (as defined in Section 5.8.2 of the Disclosure Appendix) are not of material significance for the Business and the intention is not to renew their current registrations.  The Company and the Subsidiaries are not using in any of the current Company Products, and have no plans to use in any of the planned Company Products, any Technology Asset incorporating or derived from any invention disclosed in any Pre-2012 Patent or in the Disposed Patent.

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5.8.3                                                            Section 5.8.3 of the Disclosure Appendix sets forth a true and accurate list of all unregistered Trademarks owned or Controlled by Company or a Subsidiary and all Trademarks registered under the authority of any Governmental Entity owned or Controlled by Company or a Subsidiary, and, for each item on such list, shows the title, application number, filing date, jurisdiction, and registration number and indicates whether (1) it is owned or Controlled by Company or a Subsidiary, (2) it is subject to licenses granted by Company or a Subsidiary to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract, and (3) a valid registration or pending application for registration exists and is held by Company or a Subsidiary.  To the Sellers’ Knowledge, the Company and its Subsidiaries shall, after the Closing, have the right to use all unregistered Trademarks identified in Section 5.8.3 of the Disclosure Appendix in each and every country and jurisdiction in which Company or any Subsidiary uses such unregistered Trademarks prior to the Closing, but the Sellers do not represent or warrant that the Company or Subsidiary, as applicable, would have exclusive rights under local Laws to such unregistered Trademarks or that such unregistered Trademarks would be valid or enforceable under applicable Laws in the relevant jurisdiction.  No registered Trademark of Company or any Subsidiary has been, is, has been or, to the Sellers’ Knowledge, is alleged to be confusingly similar to or conflicts or interferes with any trademark, service mark, domain name or trade name owned or applied for by any third party in any jurisdiction in which Company or any Subsidiary uses such Trademark.  Company or a Subsidiary is the registrant listed in the domain name record on file with the applicable Registrar with respect to all domain names owned or operated by or for Company and/or any Subsidiary.  All such domain names are identified in Section 5.8.3 of the Disclosure Appendix.

5.8.4                                                            Section 5.8.4 of the Disclosure Appendix sets forth a true and accurate list of all Copyrighted Works registered (or subject to a pending application for registration) under the authority of any Governmental Entity included in the Company IP Assets or Company IP Rights and owned or Controlled by Company or a Subsidiary, and, for each item on such list, shows the title, filing date, jurisdiction, and registration number and indicates whether (1) it is owned or Controlled by Company or a Subsidiary, and (2) it is subject to licenses granted by Company or a Subsidiary to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract, and (3) a valid registration or pending application for registration exists for such Copyrighted Works and is held by Company or a Subsidiary.

5.8.5                                                            As used in this Section, the term “Software Licenses” shall mean any Contract or license under or by which Company or a Subsidiary is given the rights necessary to use software (including design tools, productivity applications, utilities and other applications) in the Business.  Section 5.8.5 of the Disclosure Appendix sets forth a true and accurate list of all Software Licenses, except for any non-exclusive license to software that is not incorporated into, or used in, the development, manufacture, testing, distribution, maintenance, or support of any Company Products and that is generally available on standard terms for a purchase or license price of under EUR1,000 (excluding VAT or sales tax, if applicable).  All Software Licenses are in full force and effect.  Company and each applicable Subsidiary are in compliance with each Software License.

5.8.6                                                            As used in this Section, the term “Open Source Materials” shall mean all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).  Except as provided in Section 5.8.6 of the Disclosure Appendix, neither Company nor any Subsidiary has (a) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Product, (b) distributed or made available Open Source Materials in conjunction with any Company Product, or (c) used Open Source Materials in any manner that grants, or purports to grant, to any third party, any rights or immunities to Company IP Assets or under Company IP Rights (including, but not limited to, using any Open Source Materials in any manner that requires, as a condition of use, modification or distribution of such Open Source Materials that software developed, commercially licensed or owned by Company and/or any Subsidiary incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).  The Company and its Subsidiaries are in compliance with the terms of all applicable licenses listed in Section 5.8.6 of the Disclosure Appendix.

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5.8.7                                                            Section 5.8.7 of the Disclosure Appendix sets forth a true and accurate list of all Intellectual Property Agreements other than (a) those included in Sections 5.8.2-5.8.6 of the Disclosure Appendix and (b) non-exclusive licenses that are not incorporated into, or used in, the development, manufacture, testing, distribution, maintenance, or support of any Company Products and that are generally available on standard terms for a price of under EUR1,000 (excluding VAT or sales tax, if applicable).  All Intellectual Property Agreements are in writing and in full force and effect.  The Company and/or its Subsidiaries, as applicable, are in compliance with, and have not breached any term of, each Intellectual Property Agreement and, to the Sellers’ Knowledge, all other parties to such Intellectual Property Agreements are in compliance with, and have not breached any term of, such Intellectual Property Agreements.  None of the Intellectual Property Agreements grants any third party exclusive rights to or under any Company IP Assets and none of the Intellectual Property Agreements grants any third party the right to sublicense any Company IP Assets.  No proceeding has been filed or, to the Sellers’ Knowledge, threatened alleging breach of any Intellectual Property Agreement.  Neither Company nor any Subsidiary has received any notice that any party to any Intellectual Property Agreement intends to cancel, terminate or refuse to renew (if renewable) any Intellectual Property Agreement.  All of Company’s and its Subsidiaries’ rights in Licensed IP Assets and Licensed IP Rights have been granted pursuant to written Intellectual Property Agreements which are valid and enforceable and sufficient in scope to cover Company’s and its Subsidiaries’ use of such Licensed IP Assets and Licensed IP Rights in the conduct of the Business as currently conducted, and to the Sellers’ Knowledge, in the conduct of the Business as currently proposed to be conducted.  Except as set forth in Section 5.8.7 of the Disclosure Appendix, no royalties, commissions, fees or other payments are or will become payable by Company or any Subsidiary to any Person by reason of the use or exploitation of any Licensed IP Rights, Licensed IP Assets or other Intellectual Property Rights.

5.8.8                                                            Company and/or a Subsidiary is the sole owner, free of any Encumbrance (other than the non-exclusive licenses granted by Company or a Subsidiary listed in Sections 5.8.2-5.8.4 of the Disclosure Appendix) of any and all Company IP Assets and of any and all Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary.  The Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary are solely owned by Company or a Subsidiary and are not jointly owned with any third parties.  The Company IP Assets and Company IP Rights, and the Licensed IP Assets and Licensed IP Rights, comprise all the Technology Assets and Intellectual Property Rights necessary for the conduct of the Business as currently conducted and, to the Sellers’ Knowledge, for the conduct of the Business as currently proposed to be conducted, and comprise all the Technology Assets and Intellectual Property Rights used, as of the date of this Agreement, in the conduct of the Business.  No other Person has any rights in the Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary whether by implication, estoppel or otherwise.  Either Company or a Subsidiary has the exclusive right to file, prosecute, and maintain any applications and registrations for the Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary.  Either Company or a Subsidiary has good and valid title to all of such Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary and the Company IP Assets free and clear of any Encumbrance.  Neither Company nor any Subsidiary is subject to any Contract that restricts the assertion (other than the assertion of the Company IP Rights that have been licensed to a non-exclusive licensee pursuant to a license listed in Sections 5.8.2-5.8.4 of the Disclosure Appendix against such licensee), use, transfer, delivery or licensing by Company or any Subsidiary of any Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary or any Company IP Assets.  Neither Company nor any Subsidiary has transferred, sold, assigned, exclusively licensed, granted rights of refusal, or covenanted not to exercise rights under any Intellectual Property Rights developed by or on behalf of Company or any Subsidiary, or owned or purported to be owned by Company or any Subsidiary.  No compulsory licenses have been granted in respect of the Company IP Rights.  Neither Company nor any Subsidiary has entered into any Contract granting any Person the right to bring or control any infringement, invalidation or other action with respect to, or otherwise to enforce any right in, any of the Company IP Rights.  Except as listed on Section 5.8.8 of the Disclosure Appendix, no royalties, commissions, fees or other payments are or will become payable by Company or any Subsidiary to any Person by reason of the use or exploitation of any Company IP Rights or Company IP Assets (or of any Licensed IP Rights or Licensed IP Assets) in the conduct of the Business, including the manufacture, sale or other disposition of any Company Products.  With respect to any Company IP Rights, Company IP Assets, Licensed IP Rights or Licensed IP Assets used in the Business and subject to royalty or other payment obligation, no royalties or continuing payment obligations are past due.

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5.8.9                                                            Except as set forth on Section 5.8.9 of the Disclosure Appendix, no government funding; facilities of a university, college, other educational institution or research center was used in the development of the Company IP Rights.  Except as set forth on Section 5.8.9 of the Disclosure Appendix, no funds from private or commercial third parties were used in the development of the Company IP Rights or Company IP Assets that resulted in third parties being granted an ownership interest in or a license to such Company IP Rights or Company IP Assets.  For each disclosure made in Section 5.8.9 of the Disclosure Appendix, such disclosure contains a true and accurate description of the ownership or license interest granted to such third parties.

5.8.10                                                     To the extent the mask works for the Company Products enjoy protection under applicable Laws, (i) Company and/or a Subsidiary solely and exclusively owns all mask works for the Company Products, and (ii) no other Person has any rights to use, reproduce, import or distribute such mask works or make any derivative works or modifications thereto.

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5.8.11                                                     All granted Patents, registered Trademarks and registered Copyrighted Works in the Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary are valid, subsisting and enforceable. To Sellers’ Knowledge, there are no facts, information, or circumstances, including any facts or information that would constitute prior art, that would render any of the foregoing invalid or unenforceable, or would preclude the issuance of or otherwise affect any pending application for any Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary.  Neither Company nor any Subsidiary has misrepresented, or failed to disclose, any facts or information in any application for any registered or applied for any Company IP Rights that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company IP Rights.  Neither Company nor any Subsidiary has received any demand, claim, notice, or inquiry from any third party that challenges, threatens to challenge, or inquires as to whether there is any basis to challenge, the validity, enforceability, or the rights of the Company or any Subsidiary in or to the Company IP Rights, or the ownership of Company or any Subsidiary in or to the Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary nor does there exist, to the Sellers’ Knowledge, any facts that would be the basis for such challenge.  All application and renewal fees, costs, charges and taxes required for the maintenance of the Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary have been duly paid on time.  Without limiting the generality of the foregoing, all maintenance and annual fees have been fully paid by the applicable deadlines and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. Company and its Subsidiaries have taken commercially reasonable steps to prosecute all applications in the Company IP Rights (except for Controlled Company IP Rights, over which neither Company nor any Subsidiary has any obligation or responsibility for such prosecution) listed in any Appendix as pending and all such pending applications are in good standing.  Neither Company nor any Subsidiary (including any relevant employees, or to the Sellers’ Knowledge, any agents or contractors) has misrepresented or failed to disclose any fact or circumstances in any currently pending or granted application for any registered Company IP Rights that would constitute fraud, a misrepresentation, or other violation of Law with respect to such application.  As of the date of this Agreement, none of the Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary is involved in any interference, reissue, re-examination or opposition proceeding, and there have been no threats received by Company or any Subsidiary that any such proceeding will hereafter be commenced nor is there, to the Sellers’ Knowledge, any reasonable basis for any such proceeding.  No Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary or Company IP Assets, or, to the Sellers’ Knowledge, Licensed IP Rights or Licensed IP Assets are subject to any proceeding or outstanding decree, order, injunction, judgment, Contract or stipulation of any Governmental Entity restricting the use, transfer or licensing (other than required export licenses which have been obtained to the extent required) thereof by Company and its Subsidiaries, or that may affect the validity, use or enforceability of such Company IP Rights Company IP Assets, Licensed IP Rights or Licensed IP Assets.  No registered Company IP Rights (except for Controlled Company IP Rights, over which neither Company nor any Subsidiary has any obligation or responsibility for such prosecution) have been abandoned or allowed to lapse.

5.8.12                                                     Company has secured from all Contributors valid, enforceable written assignments to Company as sole legal and beneficial owner free and clear from Encumbrances of the Contributors’ rights to any and all Contributions made by such Contributors, other than moral rights that may not be assignable by Contributors.  No past or present Contributor retains any interest, valid claim, license or right in relation to any part of the Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary, Company IP Assets or Company Products, other than moral rights which may not be assignable by Contributors.  Except for potential future payments required under paragraph 9 § of the Finnish Act on the Right in Employee Inventions to the extent the value of an invention materially exceeds the originally estimated value, there are no payments payable to any Contributor under any Contract by reason of the ownership, use, sale or disposition of any Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary, Company IP Assets or Company Products.  Except where prohibited by Law, Company has obtained a waiver from all Contributors of any moral rights and/or rights of attribution arising under any applicable jurisdiction.  No moral rights have been asserted by Contributors which would affect the use or exploitation of the Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary, Company IP Assets or Company Products, or the operation of the Business. For purposes of this Agreement, (1) “Contributors” means any and all current or former consultants, contractors (including their relevant employees, agents or contractors), employees, officers, directors or other individuals of Company or any Subsidiary that have made any Contribution to the creation, development, improvement or modification of any of the Company IP Assets, Company IP Rights or Company Products or any part thereof; and (2) “Contribution” means any (A) creation, development, improvement or modification of any of the Company IP Assets, Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary or Company Products or any part thereof, and (B) Technology Asset, work product or invention together with any Intellectual Property Right therein created or developed pursuant to any engagement with, employment by, or services rendered to or on behalf of, Company or any Subsidiary.

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5.8.13                                                     To Sellers’ Knowledge, none of the Company IP Rights has been or is being infringed by any third party.  Neither Company nor any Subsidiary has received any notice that any Person is infringing, violating or misappropriating any part of the Company IP Rights or otherwise making any unauthorized use or disclosure of the Company IP Rights or Company IP Assets.

5.8.14                                                     Each employee and officer of the Company and the Subsidiaries has executed a proprietary information and inventions agreement or similar language in an employment Contract, in each case, in the form(s) as made available to Purchaser.  Neither Company nor any Subsidiary has utilized any inventions, trade secrets or proprietary information of Company’s or any Subsidiary’s employees made prior to their employment, or any of its consultants made prior to or outside of engagement, by Company or a Subsidiary, as applicable, in each case which Company or such Subsidiary does not own without restriction or have sufficient license rights therein.

5.8.15                                                     Except as disclosed under Section 5.8.15 of the Disclosure Appendix, there are no settlements, forbearances to sue, consents, stipulations, decrees, injunctions, judgments, court orders or any similar obligations (whether imposed or sanctioned by a Governmental Entity, resulting from a dispute or similar matter), in each case, to which Company or any Subsidiary is subject, which (a) materially restrict the right of Company or any Subsidiary to use, transfer, license or assert (other than the assertion of the Company IP Rights that have been licensed to a non-exclusive licensee pursuant to a license listed in Sections 5.8.2-5.8.4 of the Disclosure Appendix against such licensee) any Company IP Rights or Company IP Assets, or (b) materially restrict the Business or the use by Company or any Subsidiary of any Company IP Rights, Company IP Assets, Licensed IP Rights or Licensed IP Assets in order to avoid infringing upon a third party’s intellectual property rights or (c) permit third parties to use any Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary or Company IP Assets, or (d) materially affect the validity, use or enforceability of any Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary or Company IP Assets.

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5.8.16                                                     Neither Company nor any Subsidiary, shareholder, officer, director or employee of Company or any Subsidiary nor, to the Sellers’ Knowledge, any agent or contractor, is in breach of any non-compete or non-solicitation obligation relating to the Business.

5.8.17                                                    Except as disclosed under Section 5.8.17 of the Disclosure Appendix, neither Company nor any Subsidiary is now or has ever been, and no previous owner of any Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary or Company IP Assets was during the duration of their respective ownership, a member or promoter of, or a contributor to or made any commitments or Contracts regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could reasonably be expected to or does require or obligate Company or any Subsidiary to grant or offer to anyone any license or other right to the Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary or Company IP Assets, including any future Technology Assets and Intellectual Property Rights developed, conceived, made or reduced to practice by Company or any Subsidiary after the Closing Date.  With respect to any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization listed in Section 5.8.17 of the Disclosure Appendix, such Section 5.8.17 of the Disclosure Appendix sets forth the circumstances that could reasonably be expected to or does require or obligate Company or any Subsidiary to grant or offer to anyone any license or other right to the Company IP Rights or Company IP Assets, including any future Technology Assets and Intellectual Property Rights developed, conceived, made or reduced to practice by Company or any Subsidiary after the Closing Date and the scope of any such license or right and the affected Company IP Rights or Company IP Assets.  No matter disclosed under Section 5.8.17 of the Disclosure Appendix could reasonably be expected to adversely affect the Business.

5.8.18                                                     Except as disclosed in Section 5.8.18 of the Disclosure Appendix, all Company IP Rights owned or purported to be owned by the Company and/or any Subsidiary and Company IP Assets will be fully transferable, alienable and licensable after the Closing Date without restriction and, except for potential future payments required under paragraph 9 § of the Finnish Act on the Right in Employee Inventions to the extent the value of an invention materially exceeds the originally estimated value, without payment of any kind to anyone.

5.8.19                                                     Except as disclosed in Section 5.8.19 of the Disclosure Appendix, the operation of the Business has not and does not infringe or misappropriate any Intellectual Property Rights of a third party or constitute unfair competition or trade practices under the Law of any applicable jurisdiction.  Except for the Licensed IP Assets and Licensed IP Rights, all of the technology included in Company Products was developed by Contributors of Company or a Subsidiary (i) without the unlawful or unauthorized use of any third party technology or Intellectual Property Rights and (ii) after the expiration of any period of non-competition that would restrict such development as set forth in any Contract between Company, a Subsidiary, or any such employee or contractor, and any third party.

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5.8.20                                                     Except as disclosed in Section 5.8.20 of the Disclosure Appendix, neither the Company nor any Subsidiary has received any demand, claim, notice, or inquiry from any Person with respect to the operation of the Business, the practice of the Company IP Rights or Licensed IP Rights or the use of the Company IP Assets or Licensed IP Assets alleging or alluding to (1) infringement, misappropriation, dilution, or other harm actionable under applicable Law to any third-party Intellectual Property Rights or Technology Assets or (2) unfair competition or trade practices by such operation under the Law of any applicable jurisdiction.  Section 5.8.20 of the Disclosure Appendix lists with particularity any non-infringement, freedom to operate, clearances or invalidity opinions from counsel (inside or outside counsel) obtained by Company or any Subsidiary.

5.8.21                                                     Company and each Subsidiary have taken all reasonable (but at all times in compliance with their obligations of confidentiality to third party disclosers of confidential information) steps to cause (a) any confidential information of third parties to be properly maintained and returned or disposed of in accordance with any obligations imposed on the Company and the Subsidiaries, (b) any confidential information of third parties to be properly maintained and returned or disposed of in accordance with any obligations imposed by the Company or the Subsidiaries on the Contributors, (c) any confidential information of third parties not to be used or disclosed in violation of any obligation to any third party, and (d) any employee or contractor not to use or disclose the confidential information of any previous employer or client in the course of his or her employment or engagement with Company or the Subsidiaries.  Company and each Subsidiary have obtained written Contracts from all employees and contractors with whom Company and/or such Subsidiary shared confidential proprietary information (i) of Company or the Subsidiaries or (ii) received from others which Company and/or a Subsidiary is obligated to treat as confidential, which Contracts require such employees and contractors to keep such information confidential.

5.8.22                                                     No individual included in the definition of “Sellers’ Knowledge” and, to Sellers’ Knowledge, no other Person employed by or, consulting with, Company or a Subsidiary has during the course of his or her employment or consulting relationship with Company and/or the Subsidiaries (a) violated or is violating any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with any former employer or other third party, (b) disclosed or is disclosing or utilized or utilizing any trade secret or proprietary information or documentation of any former employer or other third party or (c) interfered or is interfering in the employment relationship between any third party and any of its present or former employees.

5.8.23                                                     Neither Company nor any Subsidiary has entered into any Contract to indemnify any other Person against any charge of infringement of any Intellectual Property Right, other than indemnification provisions in standard sales, distribution or Contracts to end users arising in the ordinary course of business, the forms of which have been made available to Purchaser.

5.8.24                                                     With respect to any information or materials disclosed to Company or a Subsidiary by a third party that is confidential, Company and each applicable Subsidiary have satisfied all material obligations, however arising, it may have had or has at the Closing to treat such information or materials confidentially.  Company and the Subsidiaries have refrained from using any such information or materials in violation of any confidentiality obligation that Company or a Subsidiary has with respect to such information or materials.

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5.8.25                                                     Company and each Subsidiary have taken reasonable actions to protect and maintain the confidentiality of all Company IP Assets that Company or any Subsidiary holds or purports to hold as a trade secret, including entering into agreements requiring confidential treatment by third parties to whom any such Company IP Asset is disclosed.

5.8.26                                                     Except as disclosed in Section 5.8.26 of the Disclosure Appendix, neither the Company nor any Subsidiary has delivered, disclosed or licensed to any Person, or agreed to deliver, disclose or license to any Person, any Company Source Code.  No event has occurred, and no circumstances or conditions exist, that with or without notice, lapse of time or both, will, or would reasonably be expected to, result in an obligation to disclose or deliver, whether by the Company or a Subsidiary or any escrow agent or other party acting on Company’s or a Subsidiary’s behalf or pursuant to any Company or Subsidiary Contract to any Person of any Company Source Code.  Company and each Subsidiary have taken reasonable measures to protect its and their ownership of, and rights in, all Company Source Code and protect such Company Source Code from disclosure to and use by any other Person.

5.8.27                                                     Neither this Agreement nor the transactions contemplated thereby will result in (i) Company or any Subsidiary granting to any Person any right to or with respect to any Intellectual Property Rights or Technology Assets owned or licensed by Company or any Subsidiary, (ii) Company or any Subsidiary being bound by, or subject to, any non-competition or other material restriction on the operation or scope of the Business, (iii) Company or any Subsidiary being obligated to pay any royalties or other material amounts to any Person in excess of those payable by Company or such Subsidiary in the absence of this Agreement or the transactions, (iv) adversely affect or trigger any third party rights in or to any, or that may affect the validity, use or enforceability of, Company IP Rights, Company IP Assets, Licensed IP Rights or Licensed IP Assets, or (v) result in the release of or trigger any obligation with respect to Company Source Code.  Company and each Subsidiary shall be able to exercise the rights and privileges of the Company IP Rights, Company IP Assets, Licensed IP Rights and Licensed IP Assets after the transactions contemplated herein in the same manner as Company and the Subsidiaries were able to do so prior to such transaction.

5.8.28                                                     Section 5.8.28 of the Disclosure Appendix, contains a complete and accurate list (by name and version number) of all Company Products, including all software, firmware, or microcode incorporated in a Company Product, of Company and each Subsidiary, and identifies, for each such Company Product, whether Company provides support or maintenance for such Company Product.

5.8.29                                                     To the Sellers’ Knowledge, no Company Product contains, or has contained, any Virus.  Company and the Subsidiaries have taken reasonable steps to prevent the introduction of Viruses into Company IP Assets.

5.8.30                                                     To the Sellers’ Knowledge and except as disclosed in Section 5.8.30 of the Disclosure Appendix and except for Company Products which currently are under development, the Company has provided to the Purchaser information through the Electronic Data Room, identifying and describing all bugs, errors and defects in the Company Products (all of which are immaterial).

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5.8.31                                                     There are no material bugs, errors or defects with respect to any of the Company Products that could reasonably be expected to result in the Company incurring Losses that exceed EUR50,000 with respect to any particular bug, error or defect or series of related bugs, errors or defects; provided that with respect to Company Products which currently are under development, the Warranty under this Section 5.8.31 is qualified by the Sellers’ Knowledge.

5.8.32                                                     There have been and are no claims asserted against Company, any Subsidiary or any of its or their distributors or Customers related to bugs, errors or defects in Company Products alleging breach of Contract by the Company or its Subsidiary other than immaterial warranty claims under the Company’s standard form of customer contract for repair or replacement remedies offered to Customers in the ordinary course of business.

5.8.33                                                     Each Company Product offered for sale, sold or delivered by the Company has been in conformity in all material respects with all applicable Law and specifications, and, in accordance with all express and (to the extent not effectively disclaimed) implied warranties.  Except as disclosed in Section 5.8.33 of the Disclosure Appendix, the Company has no Liabilities for replacement or repair thereof or other Losses in connection therewith other than warranties under the Company’s standard form of customer contract for repair or replacement remedies offered to Customers in the ordinary course of business for which the Company has made adequate reserves in the Interim Balance Sheet.

5.8.34                                                     No Company Products have been recalled or required under applicable Law to be recalled.  There are no facts in existence as of the date of this Agreement which could reasonably be expected to give rise to a product liability claim or an epidemic defect, product recall or hazard condition with respect to any Company Product.

5.8.35                                                    The Company has performed all services that are part of the Business in a professional and workmanlike manner, with the degree of skill and care that is required by good and sound professional procedures and practices.

5.8.36                                                     Company and each Subsidiary have complied in all material respects with all applicable Law, Contracts and applicable privacy policies relating to the collection, storage, use, disclosure and transfer of any personally identifiable information collected by or on behalf of Company and each Subsidiary, and have taken all appropriate and industry standard measures to protect and maintain the confidential nature of such personally identifiable information.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby will comply with all applicable Law relating to privacy and with Company’s and the Subsidiaries’ privacy policies.  Neither Company nor any Subsidiary has received a complaint regarding its collection, use or disclosure of personally identifiable information.

5.8.37                                                     Company and each Subsidiary have implemented and maintained, consistent with industry standard practices and its contractual and other obligations to other Persons, all security and other measures reasonably required to protect all Information Systems, from Viruses and unauthorized access, use, modification, disclosure or other misuse.  Company has made available to Purchaser all of its and the Subsidiaries’ disaster recovery and security plans, and procedures relating to Information Systems.  To Sellers’ Knowledge, there have been no unauthorized intrusions or breaches of the security of any of the Information Systems.

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5.8.38                                                     Except as disclosed in Section 5.8.38 of the Disclosure Appendix, the Purchaser shall be able to exercise the rights and privileges of the Company IP Rights, Company IP Assets, Licensed IP Rights and Licensed IP Assets after the transactions contemplated herein in the same manner as Company and the Subsidiaries were able to do so prior to such transaction.

5.9 Employment, Employee Benefits and Labor Matters

5.9.1                                                            Section 5.9.1 of the Disclosure Appendix accurately identifies, as of the Closing Date, the entire personnel of the Company and its Affiliates, and indicates all employees (whether full-time, part-time, temporary, leased or other), independent contractors and consultants of Company and its Subsidiaries, including their: (i) names, (ii) start dates, (iii) base salaries or hourly wage rates, as applicable, (iv) full-time or part-time status, (v) location of employment or engagement (vi) whether employed pursuant to a visa, work permit, residence approval card or similar permit, (vii) overtime exempt status, where applicable, (viii) current position, (ix) whether active or on a leave of absence (and if on a leave of absence, the type of leave), (x) fringe benefits, (xi) pension entitlements, (xii) bonus or incentive schemes, (xiii) other deferred compensation, (xiv) accrued but unpaid holiday salary and holiday payments as of 31 December 2014, (xv) termination benefits (xvi) similar entitlements of the Company’s personnel exceeding the requirement of mandatory Law or applicable collective bargaining agreements and (xvii) service credited for purposes of vesting and eligibility to participate under any Company employee benefit plan.

5.9.2                                                            The pension benefits of the personnel of the Company are obtained on the basis of pensions insurance with a Finnish pension insurance company in accordance with, but not in excess of, that provided by mandatory Law or generally applicable collective bargaining agreements. Such pensions arrangements do not provide any benefits in excess of mandatory Law or generally applicable collective bargaining agreements. The pension arrangements of the Company have in the past complied and at the Closing Date comply with all applicable Law. The pension insurance premiums have at all times been fully paid when due.

5.9.3                                                            The Company has no, and will not have any, liabilities under any disability pension, unemployment pension or similar arrangements in relation to its present and past personnel relating to a time prior to the Closing Date. The level of the pension insurance premiums will not increase in the future on the basis of disability (in Finnish: työkyvyttömyys) of the past or present personnel of the Company having occurred prior to the Closing Date, or on the basis of disability of the past or present personnel of the Company occurring after the Closing Date but being based on circumstances prior to the Closing Date.

5.9.4                                                            The Company and each of its Subsidiaries have provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentive, and all other compensation that has become due and payable. Each of the Company and its Subsidiary employee benefit plans have been established, maintained and administered in compliance with its terms and conditions and with the Law applicable to such Company or Subsidiary benefit plan. No Company or Subsidiary benefit plan has unfunded liabilities as of the Closing except for those that are fully offset by insurance or have been fully accrued on the Interim Balance Sheet. All Company or Subsidiary benefit plans required to have been approved by a Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) have been so approved, no such approval has been revoked (nor, as of this Agreement, has, to the Sellers’ Knowledge, revocation been threatened) and no event has occurred since the date of the most recent approval relating to any such Company or Subsidiary benefit plan that is reasonably likely to adversely affect any such approval relating thereto. The Company and its Subsidiaries are and have been in full compliance with employment legislation and have not breached its policies or any employment or consultancy Contract, including any applicable collective bargaining agreement. Subject to mandatory provisions of applicable Laws, no condition exists that would prevent Company and its Subsidiaries from terminating or amending any Company employee benefit plan at any time for any reason.

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5.9.5                                                            All U.S. employees of the U.S. Subsidiary are employed on an at-will basis and have no entitlement to contractual severance or notice if terminated for any reason. All Company and Subsidiary employees are, and at all times have been, correctly classified as exempt or nonexempt from state and federal overtime Law, as applicable (and such status is accurately reflected in Section 5.9.1 of the Disclosure Appendix). All contractors and/or consultants of the Company and the Subsidiaries are correctly classified as independent contractors under applicable Law.

5.9.6                                                            Except as disclosed in Section 5.9.6 of the Disclosure Appendix, the Company and its Subsidiaries are not and have not ever been in violation of any applicable Law respecting terms and conditions of employment, immigration, taxation, and related to occupational health and safety. The Company and its Subsidiaries have no and will not in the future have any liabilities with respect occupational health and safety related to occurrences prior to the Closing Date. The Company and each of its Subsidiaries have complied with the requirements of applicable Law related to verification of legal permission to work with respect to all non-local employees of the Company and each of its Subsidiaries.

5.9.7                                                            There is no labor union, works council, employee representative or other labor organization or group of employees, which, pursuant to applicable Law or Contract, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated in this Agreement.

5.9.8                                                            Except as disclosed in Section 5.9.8 of the Disclosure Appendix, the Company and its Subsidiaries have not terminated any employees during the past three years. As per the Closing Date and according to the Sellers’ Knowledge, there are no grounds for dismissal of any employee due to personnel reasons. No employee has been given notice of termination of employment and the Company and its Subsidiaries have not given notice of termination of employment to any employee. To the Sellers’ Knowledge, no employee intends to terminate his/her employment due to the transactions in accordance with this Agreement.

5.9.9                                                            Except as disclosed in Section 5.9.9 of the Disclosure Appendix, neither the execution of this Agreement nor the consummation of the transactions contemplated under this Agreement will (i) result in any payment (by way of bonus or otherwise) becoming due to any employee of the Company and its Subsidiaries, (ii) increase any benefits otherwise payable to any director or member of the personnel of the Company and its Subsidiaries, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

5.10 Compliance with Laws and Permits, Environmental Matters

5.10.1                                                     Neither the Company nor any Subsidiary is, or has been, in breach, default or any other violation of any Law or any Permits applicable to it or by which its properties are bound or affected.

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5.10.2                                                     All Permits necessary for the Company and the Subsidiaries to carry on their operations have been obtained and are in full force and effect. There is no pending action or proceeding, or to the Sellers’ Knowledge threat of such action, which seeks the revocation of any such existing Permit.

5.10.3                                                     Section 5.10.3 of the Disclosure Appendix lists all subsidies, grants or other similar benefits received by, granted to or applied for by the Company and lists the conditions that would trigger any cancellation or repayment thereof.

5.10.4                                                     No subsidies, grants or other similar benefits received by, granted to or applied for by the Company will be reclaimed, cancelled or denied as a result of the transactions contemplated under this Agreement. In addition, no such subsidies, grants or other similar benefits will reclaimed or cancelled on the basis of any facts, events, occurrences, circumstances or other matters related to the period prior to the Closing Date.

5.10.5                                                     The Company and each Subsidiary currently holds and has in the past held all Permits related to environmental and health and safety matters necessary for the Business as currently conducted. The Company and each Subsidiary is and has been in compliance with all Law related to environmental and health and safety matters applicable on its operations. Neither the Company nor any Subsidiary has received any notice of any violation of any Law related to environmental and health and safety matters applicable to its operations as currently conducted which has not been corrected, nor is there, to the Sellers’ Knowledge, any threat of such notice or investigation into the matter save as disclosed in Section 5.10.5 of the Disclosure Appendix.

5.10.6                                                     Neither the Company nor any Subsidiary has or, to the Sellers’ Knowledge, will in the future have any liability related to the environment (including under Law related to compensation for damage caused on the environment, on the property of third parties, or on the health of individuals) with respect to any activities that have taken place before the Closing Date.

5.11 Insurance

5.11.1                                                     The Company and each Subsidiary maintains insurance policies covering the assets, business, operations, liabilities, employees, managerial personnel and directors of the Company and the Subsidiary. Such insurance policies will remain in force after the Closing Date. To the Sellers’ Knowledge, such insurance policies provide the types and amounts of insurance coverage which are customary in the type of business conducted by it. There is no claim by the Company or any Subsidiary pending under any such insurance policies.

5.11.2                                                     With respect to each such insurance policy:

(a)                                          the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or non-renewal of the policy received);

(b)                                          neither the Company, any Subsidiary nor, to the Sellers’ Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums, the giving of notices and safety regulations), and, to the Sellers’ Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and

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(c)                                           there has been no failure by the Company or a Subsidiary to give any notice or present any claim under the policy in due and timely fashion in accordance with the terms of such policy.

5.11.3                                                     With respect the LähiTapiola directors and officers liability insurance policy maintained by the Company (the “D&O Insurance Policy”), the insurer has been given notice of the transactions contemplated by this Agreement and full details of such transactions as requested by the insurer and the insurer has agreed by written endorsement to provide coverage for any claims relating to such transactions (the “D&O Transaction Coverage”) under terms and conditions specified in Section 5.11.3 of the Disclosure Appendix.

5.11.4                                                    The D&O Insurance Policy has been extended to cover claims made within the 2 year period following the Closing Date (the “D&O Tail”) under terms and conditions specified in Section 5.11.4 of the Disclosure Appendix.

5.12 Transactions with Related Persons

5.12.1                                                     The Company has not entered into and/or incurred any obligations, arrangements, commitments, Contracts or other transactions with or regarding the Sellers, the Non-Party Share Sellers, the Non-Party Capital Loan Sellers or any of their Affiliates other than as set out in Section 5.12.1 of the Disclosure Appendix, all of which have been entered into and/or incurred on arm’s length basis. There are no systems or services or other assets, properties or rights used by the Company, which are owned or rendered by any Seller, Non-Party Share Seller, the Non-Party Capital Loan Seller or any of their Affiliates.

5.13 Accounts Receivables

5.13.1                                                     All receivables shown on the Interim Balance Sheet and receivables of the Company arising after the date of the Interim Balance Sheet and on or prior to the Closing Date represent valid and enforceable obligations arising from sales actually made or services actually performed in the ordinary course of business of the Company.  To the Sellers’ Knowledge and except as disclosed in Section 5.13.1 of the Disclosure Appendix, such receivables should be collectable at book amounts thereof not later than within three (3) month from the dates they fall due on condition that customary debt collection practices are timely and properly applied by the Company and provided that the relevant debtor does not become insolvent. To the Sellers’ Knowledge no debtor is insolvent or threatened to be insolvent at time of signing this Agreement.  Allowances for doubtful accounts in the Interim Balance Sheet have been prepared in accordance with the Accounting Principles.

5.13.2                                                     To the Sellers’ Knowledge, none of the receivables of the Company are subject to any dispute or claim (including claims for recoupment and counter-claims).

5.13.3                                                    No amount of receivables is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. No Contracts for deduction or discount has been made with respect to any of such receivables.

5.14 Restrictions on Business Activities

5.14.1                                                     There are no Contracts or any Laws or Permits binding upon the Company or any Subsidiary or to which the Company or any Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing (i) any current business practice of the Company or any Subsidiary, (ii) any acquisition of property by the Company or any Subsidiary necessary for the Business as currently conducted, or to the Sellers’ Knowledge, as proposed to be conducted, or (iii) the conduct of the Business (including any non-competition and exclusivity arrangements) as currently conducted, or to the Sellers’ Knowledge, as proposed to be conducted.

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5.15 Product Liability

5.15.1                                                     The Company has not designed, made or sold any product or rendered any service which does not comply with its specifications and all applicable Law (including, but not limited to those related to safety) in force at the time of the manufacturing or sale of the product or rendering of the service. No product liability exists with respect to products manufactured or sold by the Company prior to the Closing Date.

5.16 Customers and Suppliers

5.16.1                                                     To the Sellers’ Knowledge and except as disclosed in Section 5.16.1 of the Disclosure Appendix, there is no such dissatisfaction on the part of any of the Company’s Material Customers which could reasonably be expected to result in such Material Customer substantially reducing its dealings with the Company, or any intention of any such Material Customer to discontinue its business relationship with the Company. To the Sellers’ Knowledge, there is no such dissatisfaction on the part of any of the Company’s Material Suppliers which could reasonably be expected to result in such Material Supplier substantially reducing its dealings with the Company, or any intention of any such Material Supplier to discontinue its business relationship with the Company. Except for any reasons related to the Purchaser, the Company has access, on commercially reasonable terms, to all goods and services necessary for it to carry on the Business as currently conducted for at least nine months following the Closing Date, and, to the Sellers’ Knowledge, the Business as currently proposed to be conducted for at least nine months following the Closing Date.

5.17 Transaction Costs

5.17.1                                                     The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any other external costs (including legal fees) in connection with this Agreement or any transaction contemplated hereby.

5.18 Taxes

5.18.1                                                     The Company and the Subsidiaries have duly and timely filed the required tax returns and reports with the appropriate tax authorities, and all of such tax returns and reports are true, correct and complete. No written claim has been made by a tax authority in a jurisdiction where the Company or its Subsidiaries has not filed tax returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.  All Taxes of the Company and its Subsidiaries that have become due for payment have been paid.  For all Taxes assessed or incurred but not yet due by the Company and its Subsidiaries, full reserves therefore have been made in the books as applicable under the Accounting Principles.

5.18.2                                                     There are, to the Sellers’ Knowledge, no tax audits, tax examinations, or tax proceedings pending or being conducted with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has executed any Contracts or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension is currently in effect.  There are no rulings or determinations, or pending requests for rulings or determinations, from any tax authority in respect of any Taxes of the Company or any Subsidiary.

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5.18.3                                                     The Company and each Subsidiary is not or will not be subject to (i) any direct or indirect liability related to Taxes imposed or retroactively imposed on it or (ii) any loss of tax assets (such as confirmed tax losses or uncredited foreign withholding taxes), for any period prior to the Closing Date under any fiscal withholding, social security, customs, VAT or similar Law, by any tax or similar authority, exceeding the specific Tax provisions contained in the Interim Balance Sheet.

5.18.4                                                     Neither the Company nor any Subsidiary has assumed any obligation to pay any Tax liabilities of, or with respect to any transaction relating to, any other entity or individual, or agreed to indemnify any other entity or individual with respect to any Tax.

5.19 Litigation

5.19.1                                                     There are no and have never been any formal legal proceedings (including, but not limited to actions, suits, arbitration, mediation, administrative proceedings or other proceeding by or before any court, government authority, arbitral tribunal, mediation panel or other similar entity) involving the Company or any Subsidiary or any director or officer thereof as a party (including as an intervening party or a party being heard) or affecting any assets, properties or rights of the Company or any Subsidiary, nor is there to the Sellers’ Knowledge any threat of such legal proceedings or any basis therefor, except as disclosed in Section 5.19.1 of the Disclosure Appendix. There is no outstanding judgment, ruling, arbitral award or other decision (including, but not limited to provisional remedies and injunctions) applicable on the Company or any Subsidiary or, to the Sellers’ Knowledge, otherwise affecting it.

5.19.2                                                     Except as disclosed in Section 5.19.2 of the Disclosure Appendix, there is no (i) complaint or other claim which has been presented by any third party (including authorities) against the Company or any Subsidiary or any director or officer thereof, and (ii) complaint or other claim which has been presented by the Company or any Subsidiary against any third party (including authorities), nor (iii) is there, to the Sellers’ Knowledge, any threat of any such complaint or other claim.

5.19.3                                                     Except as disclosed in Section 5.19.3 of the Disclosure Appendix, no third party (including government authorities) has any cause for filing, threatening or contemplating any formal legal proceedings (including, but not limited to actions, suits, arbitration, mediation, administrative proceedings or other proceeding by or before any government authority, arbitral tribunal, mediation panel or other similar entity) against the Company or any Subsidiary on the basis of or in relation to any events, occurrences or other matters existing prior to the Closing Date.

5.20 Claims

5.20.1                                                     Save for the claims listed in Section 5.20.1 of the Disclosure Appendix, there is no pending or, to the Sellers’ Knowledge, threatened claim with respect to any products manufactured or sold or with respect to any services rendered by the Company nor is there any basis for such claims to occur in the future with respect to any product manufactured or sold or service rendered prior to the Closing Date.

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5.21 Inventory

5.21.1                                                     The inventories shown on the Interim Balance Sheet were acquired and maintained in the ordinary course of business, and, to the Sellers’ Knowledge (i) are of good and merchantable quality, and (ii) consist of items of a quantity and quality usable or salable in the ordinary course of business, except as disclosed in Section 5.21.1.  Since the date of the Interim Balance Sheet, the Company has continued to replenish inventories substantially in a normal and customary manner consistent with past practices.  The Company has not received notice that it will experience, within the nine months period following the Closing Date, any material difficulty in obtaining, in the quantity and quality required for the Business, the raw materials, supplies or component products required for the manufacture, assembly or production of the Company Products.  The values at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with its past practice and in accordance with the Accounting Principles.  The Company has no unrecorded liabilities with respect to the return of any item of inventory in the possession of distributors, wholesalers, retailers or other Customers.  Adequate provision has been made in the Interim Balance Sheet to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage, all to the extent required by the Accounting Principles.

5.21.2                                                     No distributor, sales representative, Customer or other entity has any right to return to the Company or a Subsidiary any Company Products (or similar rights), except as specifically set forth on Section 5.21.2 of the Disclosure Appendix(such disclosure to include the maximum amount in Euros that may be returned).

5.22 Ordinary Course of Business

5.22.1                                                     Except as disclosed in Section 5.22.1 of the Disclosure Appendix, since 31 December 2013 until and including the Closing Date, the operations of the Company have been conducted in the ordinary course of business complying with past practices. In particular, and without limiting the generality of the foregoing, there has not, with respect to the Company, been since such date:

(i)                                            any change in or restatement of the articles of association, deed or certificate of incorporation, by-laws and any other similar document of incorporation;

(ii)                                         any increase in the indebtedness for borrowed money of the Company;

(iii)                                      any material deterioration in the Company’s relationship with any Material Customers or any Material Suppliers;

(iv)                                     any termination of any Material Agreement;

(v)                                        any Contract or transaction for the disposal or acquisition of any properties or assets, other than the sale of inventory or the acquisition of inventory and similar ordinary course assets, in each case, in the ordinary course of business;

(vi)                                     any destruction, or material loss of or damage (whether or not covered by insurance) to the assets;

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(vii)                                  any cancellation or waiver by the Company of any claims or rights with respect to its operations;

(viii)                               any sale of products or services by the Company except in the ordinary course of business;

(ix)                                     any material adverse change in the relationship with any Material Customer;

(x)                                        any termination of the employment or service of any personnel;

(xi)                                     any increase in salary, employee benefits or introduction of new employee benefits except as made in the ordinary course of business;

(xii)                                  any change in any financial accounting or tax accounting practices or change in any inventory or working capital management policies or practices, including policies or practice relating to invoicing, debt-collection, write-offs of debt, payables, inventory or similar matters; and

(xiii)                               any entry by the Company into any Contracts to do any of the foregoing.

5.23 Sanctions

5.23.1                                                     The Company and each Subsidiary is in compliance with all Sanctions applicable to it and is not engaged in any activities that would reasonably be expected to result in the Company or any Subsidiary being designated as a Sanctioned Person.

5.24 Information

5.24.1                                                     No Warranty made by any Seller contains any untrue statement of a material fact or fails to include a material fact necessary in order to make the Warranties not misleading.  To the Sellers’ Knowledge, Sellers have not failed to disclose to Purchaser any facts that may have a material adverse effect on the Company or the Business.  The Sellers or the Company (including their advisors) have delivered or made available true and complete copies of all materials and documents (or summaries of same) that have been requested by the Purchaser or its Affiliates (including their advisors).  To the Sellers’ Knowledge, such materials and documents (or summaries of same) do not omit to state any material fact or circumstance that relates to Company or the Business and which could reasonably be expected to be material to the decision of a professional purchaser familiar with the Business and advised by professional advisors to enter into this Agreement.

6. REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Sellers that the statements set forth below in this Section 6 are true and correct.

6.1 Corporate Authorization

6.1.1                                                            The Purchaser has capacity and authority to execute this Agreement and to complete the purchase of the Shares, Share Options and Capital Loans and to fulfil all its obligations under this Agreement.

6.1.2                                                            This Agreement and any other documents or instruments to be executed by the Purchaser under this Agreement (a) have been duly authorized by all necessary actions on the part of the Purchaser and (b) will, when executed, constitute valid and binding obligations of the Purchaser and are enforceable against the Purchaser in accordance with their respective terms.

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6.1.3                                                            The Purchaser is not prevented by any Contract to which the Purchaser is a party or otherwise bound from entering into this Agreement or completing the transaction contemplated by this Agreement and the execution of this Agreement and completion of the transaction contemplated by this Agreement and the fulfilment of the terms hereof do not violate any applicable Law. No filing, registration, authorization, consent or approval, governmental or otherwise, or filing with any Governmental Entity is necessary to enable the Purchaser to enter into, and to perform its obligations under, this Agreement.

6.1.4                                                            The Purchaser has not filed (and has not had filed against it) any petition for its winding-up, is not insolvent within the meaning of applicable Law, rules or regulations or similar requirements, and has not made any assignment in favor of its creditors, nor has any petition for receivership or any administration order been presented in respect of the Purchaser. The Purchaser has not initiated any proceedings with respect to a compromise or arrangement with its creditors or for the dissolution, liquidation, reorganization or the winding-up or cessation of its business. No receiver, administrative receiver or liquidator has been appointed in respect of the Purchaser or any of its assets and no execution has been levied upon any of its assets.

7. SELLERS’ WARRANTY LIABILITY

7.1 Warranty Indemnification

7.1.1                                                            Subject to the provisions of this Agreement, the Sellers shall, jointly and severally indemnify, defend and hold the Indemnified Parties harmless for any Losses suffered by any of them arising out of or in connection with any breach of the Warranties or any Third Party Claim that, if true, would constitute a breach of the Warranties.

7.1.2                                                            All claims for indemnification under this Section 7 and Section 8 shall be made by the Purchaser (on behalf of itself and on behalf of the other Indemnified Persons).

7.2 Limitation of Warranty Indemnification

7.2.1                                                            The Sellers’ liability to indemnify, defend and hold the Indemnified Parties harmless from and against any breach of the Warranties shall be limited as follows:

(i)                                            The aggregate amount of the compensation with respect to the Normal Warranties shall not exceed the Escrow Amount and the Escrow Amount shall be the sole source of recovery with respect to Normal Warranties.

(ii)                                         The aggregate amount of the compensation payable by a Seller with respect to Extended Warranties (including any and all compensation with respect to Normal Warranties payable by such Seller) shall not exceed 50% of such Seller’s Portion.

(iii)                                      The aggregate amount of the compensation payable by a Seller with respect to Fundamental Warranties (including any and all compensation with respect to Normal Warranties and Extended Warranties and indemnification under Section 8 payable by such Seller) shall not exceed such Seller’s Portion.

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(iv)                                     No compensation shall be made with respect to Normal Warranties or Extended Warranties unless the aggregate amount of Losses to be compensated under this Agreement equal or exceed the Basket. If such Losses exceed the Basket, the indemnification shall be made for the full amount.

(v)                                        No compensation shall be made if the amount of an individual Loss or series of related Losses (suffered by the Indemnified Party(ies) jointly) is less than ten thousand Euro (EUR 10,000).

(vi)                                     No Claim shall be made with respect to a Normal Warranty after 18 months following the Closing Date.  No Claim shall be made with respect to an Extended Warranty or Fundamental Warranty after the earlier of (a) 10 years following the Closing Date or (b) 90 days following the expiration of the statute of limitations period.  Claims may be brought within said time bar limits also in case the Loss is contingent at such time, and the final resolution of such Claim, and the related indemnification for the Loss, shall be postponed until such Loss becomes actual (which may take place after said time bar limits).

(vii)                                  If the Purchaser does not bring an action to resolve the dispute referred to in a Claim in accordance with the arbitration provisions of Section 10.12.2 within 180 calendar days after the applicable Warranty Claim Expiration Date, or if the amount of the Loss that is at issue is not reasonably ascertainable at the Warranty Claim Expiration Date, within 180 calendar days after such amount is ascertained or reasonably ascertainable, then the Sellers shall have no further liability with respect to such Claim pursuant to Section 7.1.1, however, without limiting any other rights the Purchaser may have under this Agreement.

(viii)                               No Claim shall be made with respect to a Loss to the extent that the Indemnified Party is compensated for such Loss from an insurance policy.

(ix)                                     The Sellers shall not be liable to indemnify any Loss to the extent such Loss is attributable to any Law not in force on the Closing Date or any change of Law after the Closing Date.

(x)                                        Any indemnification paid by any Seller to an Indemnified Party under this Agreement shall be construed as being a reduction of the Purchase Price.

7.3 Third Party Claims

7.3.1                                                            In case the Purchaser becomes aware of any Third Party Claim, the Purchaser shall notify the Investor Seller and the Sellers’ Representative of such claim and, subject to the Investor Seller and Sellers’ Representative executing a confidentiality agreement as the Purchaser or the Indemnified Person in question may reasonably require, give the Investor Seller and the Sellers’ Representative reasonable access to relevant information related to such Third Party Claim (but the failure to deliver such notice and give such access shall not limit the Indemnified Party’s rights under this Agreement).  Purchaser shall have the right in its sole discretion to settle any such claim.  Purchaser shall consult with the Investor Seller and the Sellers’ Representative prior to entering into a settlement of any Third Party Claim that would result in Losses being indemnified hereunder (but Purchaser shall nevertheless be free to settle any such Third Party Claim regardless of whether the Investor Seller and the Sellers’ Representative consent to such settlement and seek indemnification hereunder).  In the event that the Investor Seller and the Sellers’ Representative do consent in writing to any settlement of a Third Party Claim with regard to a specific euro amount of Losses, the Sellers and the Sellers’ Representative shall have no power to dispute the Indemnified Party’s right to indemnification hereunder with respect to such settlement.

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7.3.2                                                            For the avoidance of doubt, the Sellers shall have no right of subrogation related to any Claims or this Agreement.

7.4 Appropriation of Escrow Amount, right of recourse among Sellers

7.4.1                                                            The Parties agree that any indemnification payable by the Sellers under this Section 7 shall first be settled out of the Escrow Amount and the Investor Seller and the Sellers’ Representative agree and undertake to instruct the Escrow Agent to release such sums from the Escrow Amount and return those to the Purchaser as is necessary to settle such indemnification payment.

7.4.2                                                            Any indemnification payable to the Purchaser under this Agreement in excess of the funds recoverable from the Escrow Amount shall be settled by the Sellers jointly and severally (subject to the limits set forth herein).

7.4.3                                                            No Seller shall be liable for breaches of Section 9.2 (Confidentiality and Publicity) and/or Section 9.3 (Non-competition and Non-Solicitation Undertaking) by another Seller.  Purchaser, in its sole discretion, shall be entitled to elect to make a Claim with respect to those matters against the Escrow Amount applicable to such Seller and/or against the breaching Seller directly.

7.4.4                                                           Other than the Investor Seller, no other Seller shall be liable for breaches of Section 5.2 by another Seller.  No Seller shall be liable for Leakage such Seller has not received or benefited from except that the Investor Seller shall be liable for Leakage the Non-Party Share Sellers or the Non-Party Capital have received or benefited from.

7.5 Essential Term

7.5.1                                                            The rights of any Indemnified Party to indemnification under this Agreement are an essential part of the economic terms of the transactions contemplated by this Agreement.  Regardless of any prior disclosure (except for disclosure in the Disclosure Appendix in accordance with Section 5.1.2), an Indemnified Party’s rights to indemnification under this Agreement shall in no way be limited or eliminated or otherwise affected by the fact that any Indemnified Party, was at any time prior to or as of the Closing or the execution of this Agreement aware (or should have become aware) of any fact (including that any representation or warranty was untrue or incorrect or that any agreement had been breached).

7.5.2                                                            Notwithstanding anything to the contrary in this Agreement, the liability of a Seller to the Indemnified Parties for any fraud, willful misconduct or gross negligence by such Seller shall be unlimited.

8. SPECIFIC INDEMNIFICATION

8.1.1                                                            Notwithstanding anything to contrary in this Agreement, and without regard to any actual or deemed knowledge of the Purchaser, its Affiliates and their advisors, or any prior disclosure thereof (including disclosure in the Disclosure Appendix), the Sellers shall jointly and severally indemnify, defend and hold the Indemnified Parties harmless against all Losses which are suffered by the Indemnified Parties arising out of or in connection with:

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(i)                                            the risks, facts, events, occurrences, circumstances or other matters described in Appendix 8.1.1;

(ii)                                         the termination of Terminated Employees (including any payments in exchange for a release of claims, severance, stay bonuses, any payments during any notice period and any payments during any consultation period); provided that the amount of Losses for which indemnification shall be provided under this clause shall not exceed EUR1,638,754.51 and provided that the Sellers shall not be liable to indemnify any Loss if and to the extent such Loss is solely attributable to an act or omission carried out by an Indemnified Person after the Closing;

(iii)                                      other than the payment of ordinary salary and fringe benefits during a two month notice period, any other notice, severance or similar costs which, prior to the Closing Date, the Company has committed to pay by Contract or otherwise (other than pursuant to the agreements described in Section 9.4.1(i) and 9.4.1(ii))

(iv)                                     any Loss related to Taxes imposed or retroactively imposed for any period prior to the Closing Date under any fiscal, withholding, social security, customs, VAT or similar statutes, by any tax or similar authority, exceeding the specific Tax provisions contained in the Interim Balance Sheet;

(v)                                        any Tax or social security related costs for the Company related to the sale of Share Options pursuant to this Agreement or any earlier event related to share options, such as granting of the share options;

(vi)                                     Deducted Liabilities exceeding the Certified Deducted Liabilities;

(vii)                                  any bonuses or compensation to the management or employees of the Company, which bonuses or compensation are paid by the Company due to the successful completion of transactions contemplated by this Agreement and have been agreed by the Sellers or, prior to the Closing Date, by the Company, to be paid by the Company;

(viii)                               any professional fees, brokerage or finders’ fees or agents’ commissions (including but not limited to any success fees) or other costs or expenses, which are paid by the Company in relation to the transactions under this Agreement and have been agreed by the Sellers or, prior to the Closing Date, by the Company, to be paid by the Company;

(ix)                                     subject to Section 7.4.3, gross negligence or willful misconduct by any Seller, Non-Party Share Seller, Non-Party Capital Loan Seller or the Company in connection with the transactions contemplated by this Agreement; or

(x)                                        fraud by any Seller, Non-Party Share Seller, Non-Party Capital Loan Seller or the Company in connection with the transactions contemplated by this Agreement.

For the avoidance of doubt, Section 7.2 (Limitation of Warranty Indemnification) shall not be applicable to this Section 8.1.1.  The aggregate liability of a Seller under the Normal Warranties, the Extended Warranties and under this Section 8.1.1 (other than Sections 8.1.1(iv), 8.1.1(v) or 8.1.1(x)) shall not exceed 50% of the Seller’s Portion.  The aggregate liability of a Seller under the Normal Warranties, the Extended Warranties, the Fundamental Warranties and under this Section 8.1.1 shall not exceed the Seller’s Portion.  Any Claim by the Indemnified Party under this Section 8.1.1, in order to be validly presented, shall be presented to the Investor Seller and the Sellers’ Representative in writing on or before the third anniversary of the Closing Date (such third anniversary, the “Specific Indemnity Expiration Date”). Claims may be brought within said time bar limit also in case the Loss is contingent at such time, and the final resolution of such Claim, and the related indemnification for the Loss, shall be postponed until such Loss becomes actual (which may take place after said time bar limits).

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8.1.2                                                            If the Purchaser does not bring an action to resolve the dispute referred to in a Claim by the Purchaser under Section 8.1.1 in accordance with the arbitration provisions of Section 10.12.2 within 180 calendar days after the Specific Indemnity Expiration Date, or if the amount of the Loss that is at issue is not reasonably ascertainable at the Specific Indemnity Expiration Date, within 180 calendar days after such amount is ascertained or reasonably ascertainable, then the Sellers shall have no further liability with respect to such Claim pursuant to Section 8.1.1, however, without limiting any other rights the Purchaser may have under this Agreement.

8.1.3                                                            For the avoidance of doubt, Section 7.3 (Third Party Claims) applies to the Third Party Claims that would result in Losses being indemnified hereunder.

9. ADDITIONAL UNDERTAKINGS

9.1 Resignations

9.1.1                                                            The Sellers shall cause all current board members to resign at the Closing from their positions as members of the board of directors of the Company and the Subsidiaries. Such persons shall state in the documents evidencing their resignation that they do not have any claims against the Company and the Subsidiaries.

9.1.2                                                            The Purchaser shall at the Closing, to the extent necessary under applicable Law, make shareholders’ resolutions of the Company and the Subsidiaries, which resolution shall elect new members of the board of directors to replace the persons who resigned pursuant to subsection above.

9.1.3                                                            At the next annual general meetings of the Company and the Subsidiaries, the Purchaser undertakes to procure that those members of the board of directors of the Company and Subsidiaries who have resigned or been replaced in connection with this transaction are granted discharge from liability for their management and administration until the Closing Date (or the earlier date of their resignation or replacement) provided, however, that the auditors of the Company and the Subsidiaries in their reports for the relevant period do not recommend against such discharge.  Notwithstanding the foregoing, in no event shall the foregoing limit the Indemnified Parties’ recourse under this Agreement.

9.2 Confidentiality and Publicity

9.2.1                                                            The Sellers agree not to disclose this Agreement or its contents or make any statement regarding the transactions contemplated by this Agreement to any third parties unless the Purchaser has given its consent to such disclosure except (i) for disclosures in dispute resolution proceedings to the courts or arbitrators involved in such proceedings, provided that such proceedings are brought in compliance with this Agreement; or (ii) to the extent required by Law.  The Purchaser shall be free to publicly disclose this Agreement and its contents and the transactions contemplated by this Agreement.  The Purchaser shall consult with the Investor Seller and the Sellers’ Representative regarding the initial press release regarding the transactions contemplated by this Agreement but Purchaser shall have final authority over the content thereof.

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9.2.2                                                            Subject to applicable Law and stock exchange rules, each Seller, severally and not jointly, undertakes for a period of three years from the Closing Date

(i)                                                                          to treat in strict confidence all Confidential Information and consequently not to disclose directly or indirectly any Confidential Information to any third party; and

(ii)                                                                       not to use the Confidential Information for any other purpose than in relation to this Agreement and the transactions contemplated hereunder.

However, the above shall not apply to Confidential Information which

(i)                                                                          is or becomes generally available to the public other than as a result of a disclosure by a Seller; or

(ii)                                                                       is or becomes available to the Seller on a non-confidential basis from a source other than the Company or the Purchaser, which source, to the knowledge of the Seller, is not prohibited from disclosing such information to the Seller by any kind of obligation to the Purchaser or the Company.

For the purposes of this subsection, “Confidential Information” shall mean any and all information of any kind whatsoever, whether written or oral, including, but not limited to financial information, trade secrets, proprietary technology, client lists and other proprietary business information regarding the Company, which information is not known to the general public or to persons unaffiliated with the Company.

9.3 Non-Competition and Non-Solicitation Undertaking

9.3.1                                                            For a period of three years following the Closing Date, each Restricted Seller undertakes not to, and undertake to cause its Affiliates not to, directly or indirectly, through any person or enterprise, compete with the Business.  For a period of three years following the Closing Date, the Investor Seller undertakes not to, and undertakes to cause its Affiliates not to, directly or indirectly, through any person or enterprise, compete with the Business.  The parties acknowledge that this non-compete undertaking does not apply to Confidex Oy in its current RFID business and not in any business after Confidex Oy ceases to be an Affiliate of the Investor Seller.  The non-compete undertaking of the Investor Seller does not apply to any person controlling the Investor Seller that has not been involved on the Company’s board of directors or otherwise with respect to the management or oversight of the Company.

9.3.2                                                            If a Restricted Seller or Investor Seller is in breach of its obligations under Section 9.3.1, which breach is not remedied by the such Seller within 30 calendar days from the Purchaser’s written request, such Seller shall pay to the Purchaser the Liquidated Damages as liquidated damages, and compensate any actual Losses incurred by the Company or the Purchaser, if such Losses exceed such Liquidated Damages.  Furthermore, the three year period shall be extended for each day during which such Seller is in breach of its obligations under Sections 9.3.1.

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9.3.3                                                            For a period of three years after the Closing Date, each Restricted Seller and the Investor Seller undertake not to, and undertake to cause their Affiliates not to, directly or indirectly, through any person or enterprise, solicit, employ or entice away from the Company any employees, managing directors, board members appointed after the Closing, Customers or suppliers.

9.3.4                                                            If a Restricted Seller or Investor Seller is in breach of its obligations under Section 9.3.3, which breach is not remedied by such Seller within 30 calendar days from the Purchaser’s written request, such Seller shall pay to the Purchaser the Liquidated Damages as liquidated damages, and compensate any actual Losses incurred by the Company or the Purchaser, if such Losses exceeds such Liquidated Damages.

9.4 Related Agreements

9.4.1                                                            The Company and the applicable Sellers or other Persons shall at the Closing Date execute the following Contracts:

(i)                                            the Key Employee Agreements, substantially in the form set out in Appendix 9.4.1(i) with the Key Employees; and

(ii)                                         the employment documents, substantially in the form set out in Appendix 9.4.1(ii) with at least 90% of employees of the Company other than the Key Employees.

9.5 Release of Claims

9.5.1                                                            Each Seller, on behalf of itself and its heirs, successors, and assigns, hereby releases and forever discharges each Indemnified Party from any and all actions, orders, damages, liabilities, and Contracts whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which the Seller or any of its respective heirs, successors or assigns now has, have ever had or may hereafter have against the Indemnified Parties arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause, or event occurring contemporaneously with or prior to the Closing Date; provided, however, that this provision will not operate to release (a) any obligations of an Indemnified Party arising under this Agreement or (b) any obligation of the Company or the Subsidiaries to such Seller arising in the ordinary course of business under an employment arrangement which has been disclosed in Section 5.9.1 of the Disclosure Appendix.

10. MISCELLANEOUS

10.1 Designation and authorization of Sellers’ Representative

Each of the Individual Share Sellers and Individual Option Sellers appoint and designate Riku Mettälä as its/his/her representative (the “Sellers’ Representative”) to represent and act as such Sellers’ agent in respect of (a) any and all notices to be given under this Agreement, (b) any amendment or waiver with respect to this Agreement and (c) any settlement related to this Agreement. If any Individual Share Seller or Individual Option Seller revokes his/her/its authorization to the Sellers’ Representative, such Seller and the Sellers’ Representative shall without delay inform the Purchaser of the revocation and such revocation will become effective only once the Purchaser has been notified of it.

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10.2 Notices

10.2.1                                                     All notices, demands, claims or other communication under this Agreement to the Parties shall be in the English language and shall be considered to have been duly given or made when delivered in writing by first class mail, email or a courier to the Party in question as follows (or in such other manner as the respective Party may hereafter specify in writing to the other Parties):

If to the Investor Seller:

Jarmo Malin

c/o Auratum Oy

Aurakatu 8, 20100 Turku, Finland

e-mail: jarmo.malin@auratum.com

with a copy to:

Auratum Oy

Aurakatu 8, 20100 Turku, Finland

Attention: Jari Suominen

e-mail: jari.suominen@auratum.com

and with a copy to:

Castrén & Snellman Attorneys Ltd.

Eteläesplanadi 14, 00130 Helsinki, Finland

Attention: Kimmo Rekola

e-mail: kimmo.rekola@castren.fi

If to the Sellers or the Sellers’ Representative:

Riku Mettälä

Tuohimäentie 98 A

00670 Helsinki, Finland

e-mail: rikum@ovi.com

If to the Purchaser:

Silicon Laboratories International Pte. Ltd.

No 6 Serangoon North Ave. 5 06-01

Singapore 554910

e-mail: legal@silabs.com

with a copy to:

Silicon Laboratories Inc.

400 West Cesar Chavez

Austin, Texas 78701, USA

Attention:  General Counsel

e-mail: legal@silabs.com

and with a copy to:

DLA Piper LLP (US)

401 Congress, Suite 2500

Austin, Texas 78701, USA

Attention: Philip Russell, P.C.

e-mail: Philip.Russell@dlapiper.com

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10.2.2                                                     Notices and other communication will be deemed to have been received by the relevant Party (a) on the 4th Business Day after the day of mailing if sent by first class mail; (b) on the next day following transmission if sent by e-mail; or (c) on the day when received if sent by a courier.

10.3 Assignment

10.3.1                                                     This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the Parties and shall not be assignable by any Party, except that Purchaser shall be free to assign this Agreement and/or any of Purchaser’s rights hereunder following the Closing to any of its Affiliates or to any third party to whom any material portion of the business of the Company is being transferred.

10.4 Transfer Tax

10.4.1                                                     Within 2 months following the Closing Date, the Purchaser shall pay all applicable transfer taxes incurred under the Finnish Transfer Tax Act in connection with the transactions under this Agreement and the Ancillary Transfer Agreements.

10.5 Costs

10.5.1                                                     Each Party shall bear their own costs and expenses relating to the transaction contemplated in this Agreement.

10.6 Drafting and Interpretation

10.6.1                                                     This Agreement shall be construed as having been mutually drafted by the Parties without regard to any actual division of responsibility in the drafting hereof.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  All references in Section 5 of this Agreement that provide that document(s) have been “delivered to Purchaser” or “made available to Purchaser” or similar terms shall be deemed satisfied solely if the applicable document(s) were provided in the Electronic Data Room at least three days prior to the date of this Agreement.

10.7 Provisions Severable

10.7.1                                                     If any part of this Agreement or any transaction contemplated herein (partly or in whole) is held to be invalid or unenforceable, such determination shall not invalidate any other provision of this Agreement or other transactions contemplated herein.  The Parties agree to replace such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

10.8 Headings

10.8.1                                                     The headings, table of contents and list of appendices of this Agreement are for convenience only and shall not in any manner affect or limit the meaning or interpretation of the provisions of this Agreement.

10.9 Amendments

10.9.1                                                     Any amendments to this Agreement shall be agreed upon in writing by all Parties. Any claim based on an oral or implied amendment shall be deemed void.

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10.10 Entire Agreement

10.10.1                                              This Agreement represents the entire understanding and the whole agreement between the Parties with respect to its subject matter and supersedes all prior agreements, understandings, negotiations and communications relating to such subject matter unless otherwise specifically stated in this Agreement.

10.11 LIMITATION OF LIABILITY

10.11.1                                              IN NO EVENT SHALL PURCHASER BE LIABLE PURSUANT TO, OR IN CONNECTION WITH, THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY FOR ANY AMOUNTS OTHER THAN (A) THE PAYMENT OF THE CLOSING PAYMENT IN ACCORDANCE WITH SECTION 3.1.1, (B) PAYMENT OF THE ESCROW AMOUNT TO THE ESCROW AGENT AND (C) PAYMENT OF THE TRANSFER TAXES PURSUANT TO SECTION 10.4, IN EACH CASE, AS SET FORTH IN THIS AGREEMENT.  IN NO EVENT SHALL PURCHASER BE LIABLE FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12 Governing Law and Disputes

10.12.1                                              This Agreement shall be governed by and construed in accordance with the laws of Finland (without regard to its conflict of laws rules and principles or private international law), excluding the Finnish Sale of Goods Act.

10.12.2                                              Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce by three arbitrators. The seat of arbitration shall be Helsinki, Finland, and the arbitration proceedings shall be conducted in the English language, but evidence may be submitted also in Finnish and witnesses heard in any of the said languages. The Emergency Arbitrator provisions shall not apply.

10.13 Counterparts

10.13.1                                              This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and this Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered (in person, by facsimile or by e-mailed pdf) to the other Parties, it being understood that all Parties need not sign the same counterpart.

[Remainder of page intentionally left blank, signature page follows]

[Signature page of the Sale and Purchase Agreement concerning the sale and purchase of the Shares, Share Options and Capital Loans of Bluegiga Technologies Oy.]

SILICON LABORATORIES INTERNATIONAL PTE. LTD.

By:	/s/ Jennifer Teong Su Ping
Name:	Jennifer Teong Su Ping
Title:	General Manager

AURA CAPITAL OY

By:	/s/ Jarmo Malin	By:
Print Name:	Jarmo Malin	Print Name:
Title:		Title:

THE INDIVIDUAL SHARE SELLERS		THE INDIVIDUAL OPTION SELLERS

By:	/s/ Riku Mettälä	By:	Riku Mettälä
Riku Mettälä			Riku Mettälä
Title:	the Sellers’ Representative, by proxy	Title:	the Sellers’ Representative, by proxy